Product Supplement No. STOCK ARN-1 (To Series B Prospectus Supplement dated February 13, 2026 and Prospectus dated February 13, 2026, as may be amended) November 6, 2026	Registration Nos. 333-292881 and 333-292881-01 Filed Pursuant to Rule 424(b)(2)
Wells Fargo Finance LLC
Accelerated Return Notes® “ARNs®” Linked to One or More Equity Securities Fully and Unconditionally Guaranteed by Wells Fargo & Company

●The ARNs are senior unsecured debt securities issued by Wells Fargo Finance LLC, a wholly owned finance subsidiary of Wells Fargo & Company. Wells Fargo & Company will fully and unconditionally guarantee all amounts payable on the ARNs. Any payments due on the ARNs, including any repayment of principal, will be subject to credit risk. If Wells Fargo Finance LLC, as issuer, and Wells Fargo & Company, as guarantor, default on their obligations, you could lose some or all of your investment.

●The ARNs do not guarantee the return of principal at maturity, and we will not pay interest on the ARNs. Instead, the return on the ARNs will be based on the performance of an underlying “Market Measure,” which will be either the common equity securities or American Depositary Receipts (“ADRs”) of a company other than us, the Guarantor, the agents, and our respective affiliates (the “Underlying Stock”). The Market Measure may also consist of a “Basket” of two or more Underlying Stocks.

●The ARNs provide an opportunity to earn a multiple (which will be 3 times, unless otherwise set forth in the applicable term sheet (as defined below)) of the positive performance of the Market Measure, up to a specified cap (the “Capped Value”), while exposing you to any negative performance of the Market Measure on a 1-to-1 basis.

●If the value of the Market Measure increases from its Starting Value to its Ending Value (each as defined below), you will receive at maturity a cash payment per unit (the “Redemption Amount”) that equals the principal amount plus a multiple of that increase, up to the Capped Value. If the value of the Market Measure does not change from its Starting Value to its Ending Value, you will receive a Redemption Amount that equals the principal amount.

●If the value of the Market Measure decreases from its Starting Value to its Ending Value, you will be subject to 1-to-1 downside exposure to that decrease. In such case, you will lose some or all of the principal amount of your ARNs.

●This product supplement describes the general terms of the ARNs, the risk factors to consider before investing, the general manner in which they may be offered and sold, and other relevant information.

●For each offering of the ARNs, we will provide you with a pricing supplement (which we refer to as a “term sheet”) that will describe the specific terms of that offering, including the specific Market Measure, the Capped Value, the Participation Rate (as defined below) and certain related risk factors. The applicable term sheet will identify, if applicable, any additions or changes to the terms specified in this product supplement.

●The ARNs will be issued in denominations of whole units. Unless otherwise set forth in the applicable term sheet, each unit will have a principal amount of $10. The applicable term sheet may also set forth a minimum number of units that you must purchase.

●Unless otherwise specified in the applicable term sheet, the ARNs will not be listed on a securities exchange or quotation system.

●BofA Securities, Inc. (“BofAS”) and one or more of its affiliates may act as our agents to offer the ARNs, and will act in a principal capacity in such role.

The ARNs and the related guarantee of the ARNs by the Guarantor are not savings accounts, deposits or other obligations of a depository institution and are not insured by the Federal Deposit Insurance Corporation, the Deposit Insurance Fund or any other governmental agency.

The ARNs have complex features and investing in the ARNs involves risks not associated with an investment in conventional debt securities. Potential purchasers of the ARNs should consider the information in “Risk Factors” beginning on page PS-5 of this product supplement. You may lose some or all of your investment in the ARNs.

None of the Securities and Exchange Commission (the “SEC”), any state securities commission, or any other regulatory body has approved or disapproved of these securities or passed upon the adequacy or accuracy of this product supplement, the prospectus supplement, or the prospectus. Any representation to the contrary is a criminal offense.

BofA Securities

_______________

ARNs® and “Accelerated Return Notes®” are registered service marks of Bank of America Corporation, the parent corporation of BofAS.

SUMMARY

The information in this “Summary” section is qualified in its entirety by the more detailed explanation set forth elsewhere in this product supplement, the prospectus supplement, and the prospectus, as well as the applicable term sheet. None of the Issuer, the Guarantor or BofAS has authorized any other person to provide you with any information other than that contained or incorporated by reference in this product supplement, the accompanying prospectus supplement or prospectus or in the applicable term sheet. We, the Guarantor and BofAS take no responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you.

Key Terms:

General:

The ARNs are senior debt securities issued by Wells Fargo Finance LLC, a wholly owned finance subsidiary of Wells Fargo & Company, and are not guaranteed or insured by the FDIC or secured by collateral. Wells Fargo & Company will fully and unconditionally guarantee all payments of principal and other amounts payable on the ARNs. The ARNs rank equally with all of our other unsecured senior debt from time to time outstanding. The guarantee of the ARNs will rank pari passu with all other unsecured, unsubordinated obligations of the Guarantor. Any payments due on the ARNs, including any repayment of principal, are subject to credit risk. If Wells Fargo Finance LLC, as issuer, and Wells Fargo & Company, as guarantor, default on their obligations, you could lose some or all of your investment.

The return on the ARNs will be based on the performance of a Market Measure and there is no guaranteed return of principal at maturity. Therefore, you will lose some or all of your investment if the value of the Market Measure decreases from the Starting Value to the Ending Value.

Each issue of the ARNs will mature on the date set forth in the applicable term sheet. We cannot redeem the ARNs at any earlier date, except under the limited circumstances as set forth in the section “Description of the ARNs—Anti-Dilution Adjustments—Reorganization Events.” We will not make any payments on the ARNs until maturity, and you will not receive any interest payments.

Market Measure:

The Underlying Stock of a company other than us, the Guarantor, the agents and our respective affiliates (the “Underlying Company”) represented either by a class of common equity securities registered under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or by ADRs registered under the Exchange Act, which will be set forth in the applicable term sheet.

The Market Measure may consist of a group, or “Basket,” of Underlying Stocks. We refer to each Underlying Stock included in any Basket as a “Basket Stock.” If the Market Measure to which your ARNs are linked is a Basket, the Basket Stocks will be set forth in the applicable term sheet.

Market Measure Performance:

The performance of the Market Measure will be measured according to the percentage change of the Market Measure from its Starting Value to its Ending Value.

Unless otherwise specified in the applicable term sheet:

The “Starting Value” will be the price of the Underlying Stock on the date when the ARNs are priced for initial sale to the public (the “pricing date”), determined as set forth in the applicable term sheet.

If the Market Measure consists of a Basket, the Starting Value will be equal to 100. See “Description of the ARNs—Basket Market Measures.”

The “Ending Value” will equal the Closing Market Price of the Underlying Stock on the calculation day times its Price Multiplier on that day (each as defined below).

If the Market Measure consists of a Basket, the Ending Value will be determined as described in “Description of the ARNs—Basket Market Measures—Ending Value of the Basket.”

If a Market Disruption Event (as defined below) occurs and is continuing on the scheduled calculation day, or if certain other events occur, the calculation agent will determine the Ending Value as set forth in the section “Description of the ARNs—The Starting Value and the Ending Value—Ending Value” or “—Basket Market Measures—Ending Value of the Basket.”

Participation Rate:

The rate at which investors participate in any increase in the value of the Market Measure, as calculated below. The Participation Rate will be 300% for the ARNs, unless otherwise set forth in the applicable term sheet.

Capped Value:

The maximum Redemption Amount. Any positive return on the ARNs will be limited to the return represented by the Capped Value specified in the applicable term sheet. We will determine the applicable Capped Value on the pricing date of each issue of the ARNs.

Price Multiplier:

Unless otherwise set forth in the applicable term sheet, the “Price Multiplier” for an Underlying Stock will be 1, and will be subject to adjustment for certain corporate events relating to that Underlying Stock described below under “Description of the ARNs—Anti-Dilution Adjustments.”

Redemption Amount at Maturity:

At maturity, you will receive a Redemption Amount that is greater than the principal amount if the value of the Market Measure increases from the Starting Value to the Ending Value. However, in no event will the Redemption Amount exceed the Capped Value. If the value of the Market Measure does not change from the Starting Value to the Ending Value, you will receive a Redemption Amount that equals the principal amount. If the value of the Market Measure decreases from the Starting Value to the Ending Value, you will be subject to 1-to-1 downside exposure to that decrease, and will receive a Redemption Amount that is less than the principal amount.

Any payments due on the ARNs, including any repayment of principal, are subject to credit risk. If Wells Fargo Finance LLC, as issuer, and Wells Fargo & Company, as guarantor, default on their obligations, you could lose some or all of your investment.

The Redemption Amount, denominated in U.S. dollars, will be calculated as follows:

You will receive per unit:

Principal at Risk:

You may lose some or all of the principal amount of the ARNs. Further, if you sell your ARNs prior to maturity in the secondary market (if any), the market value per ARN may be less than the price that you paid for the ARNs.

Calculation Agents:

The calculation agents will make all determinations associated with the ARNs. Unless otherwise set forth in the applicable term sheet, we or one of our affiliates may act as the calculation agent, or we may appoint BofAS or one of its affiliates to act as calculation agent for the ARNs. Alternatively, we (or one of our affiliates) and BofAS (or one of its affiliates) may act as joint calculation agents for the ARNs. See the section entitled “Description of the ARNs—Role of the Calculation Agent.”

Agents:

BofAS and one or more of its affiliates will act as our agents in connection with each offering of the ARNs and will receive an underwriting discount based on the number of units of the ARNs sold. None of the agents is your fiduciary or advisor solely as a result of the making of any offering of the ARNs, and you should not rely upon this product supplement, the applicable term sheet, or the accompanying prospectus or prospectus supplement as investment advice or a recommendation to purchase the ARNs.

Listing:	Unless otherwise specified in the applicable term sheet, the ARNs will not be listed on a securities exchange or quotation system.

This product supplement relates only to the ARNs and does not relate to any Underlying Stock described in any applicable term sheet. You should read carefully the entire prospectus, prospectus supplement, and this product supplement, together with the applicable term sheet, to understand fully the terms of your ARNs, as well as the tax and other considerations important to you in making a decision about whether to invest in any ARNs. In particular, you should review carefully the sections in this product supplement and the accompanying prospectus supplement and prospectus entitled “Risk Factors,” which highlight a number of risks of an investment in the ARNs, to determine whether an investment in the ARNs is appropriate for you. Additional risk factors may be set forth in the applicable term sheet. If information in this product supplement is inconsistent with the prospectus or prospectus supplement, this product supplement will supersede those documents. However, if information in any applicable term sheet is inconsistent with information in this product supplement, that term sheet will supersede this product supplement.

Neither we, the Guarantor, nor any agent is making an offer to sell the ARNs in any jurisdiction where the offer or sale is not permitted. This product supplement and the accompanying prospectus supplement and prospectus are not an offer to sell these ARNs to anyone, and are not soliciting an offer to buy these ARNs from anyone, in any jurisdiction where the offer or sale is not permitted.

Certain capitalized terms used and not defined in this product supplement have the meanings ascribed to them in the prospectus supplement and prospectus. Unless otherwise indicated or unless the context requires otherwise, all references in this product supplement to “we,” “us,” “our,” the “Issuer” or similar references are to Wells Fargo Finance LLC and not to any of its affiliates, including Wells Fargo & Company. All references to “Wells Fargo & Company” or “Guarantor” in this product supplement, are only to Wells Fargo & Company, and not Wells Fargo & Company together with any of its subsidiaries, unless the context indicates otherwise.

You are urged to consult with your own attorneys and business and tax advisors before making a decision to purchase any ARNs.

RISK FACTORS

Your investment in the ARNs is subject to investment risks, many of which differ from those of a conventional debt security. Your decision to purchase the ARNs should be made only after carefully considering the risks, including those discussed below, together with the risk information in the applicable term sheet, in light of your particular circumstances. The ARNs are not an appropriate investment for you if you are not knowledgeable about the material terms of the ARNs or investments in equity or equity-based securities in general.

Structure-related Risks

Your investment may result in a loss; there is no guaranteed return of principal. There is no fixed principal repayment amount on the ARNs at maturity. The return on the ARNs will be based on the performance of the Market Measure. If the Ending Value is less than the Starting Value, then you will receive a Redemption Amount at maturity that will be less than, and possibly significantly less than, the principal amount of your ARNs. The Redemption Amount could be zero.

The ARNs do not pay interest, and any return on the ARNs may be less than the yield on a conventional fixed or floating rate debt security of comparable maturity. There will be no periodic interest payments on the ARNs as there would be on a conventional fixed-rate or floating-rate debt security having the same maturity. Any return that you receive on the ARNs may be less than the return you would earn if you purchased a conventional debt security with the same maturity date. As a result, your investment in the ARNs may not reflect the full opportunity cost to you when you consider factors, such as inflation, that affect the time value of money.

Any positive return on your investment will be limited to the return represented by the Capped Value and may be less than a comparable investment directly in the Market Measure. The appreciation potential of the ARNs is limited to the Capped Value. You will not receive a Redemption Amount greater than the Capped Value, regardless of the extent of the increase in the value of the Market Measure. In contrast, a direct investment in the Market Measure would allow you to receive the full benefit of any appreciation in the value of the Market Measure.

In addition, unless otherwise set forth in the applicable term sheet or in the event of an adjustment as described in this product supplement under “Description of the ARNs—Anti-Dilution Adjustments,” the Ending Value will not reflect the value of dividends paid, or distributions made, on any Underlying Stock or any other rights associated with any Underlying Stock. Thus, any return on the ARNs will not reflect the return you would realize if you actually owned shares of any Underlying Stock.

The ARNs are subject to credit risk. The ARNs are our obligations, are fully and unconditionally guaranteed by the Guarantor and are not, either directly or indirectly, an obligation of any other third party. Any amounts payable under the ARNs are subject to creditworthiness, and you will have no ability to pursue any Underlying Stock for payment. As a result, our and the Guarantor’s actual and perceived creditworthiness may affect the value of the ARNs and, in the event we and the Guarantor were to default on the obligations under the ARNs and the guarantee, you may not receive any amounts owed to you under the terms of the ARNs.

As a finance subsidiary, we have no independent operations and will have no independent assets. As a finance subsidiary, we have no independent operations beyond the issuance and administration of our securities and will have no independent assets available for distributions to the holders of our securities if they make claims in respect of such securities in a bankruptcy, resolution or similar proceeding. Accordingly, any recoveries by such holders will be limited to those available under the related guarantee by the Guarantor and that guarantee will rank pari passu with all other unsecured, unsubordinated obligations of the Guarantor. Holders will have recourse only to a single claim against the Guarantor and its assets under the guarantee. Holders of the ARNs should accordingly assume that in any such proceedings they would not have any priority over and should be treated pari passu with the claims of other unsecured, unsubordinated creditors of the Guarantor, including holders of unsecured, unsubordinated debt securities issued by the Guarantor.

Holders of the ARNs have limited rights of acceleration. Payment of principal on the ARNs may be accelerated only in the case of payment defaults that continue for a period of 30 days, certain events of bankruptcy or insolvency relating to Wells Fargo Finance LLC only, whether voluntary or involuntary, certain situations under which the guarantee ceases to be in full force and effect or if the Guarantor denies or disaffirms its obligations under the guarantee. If you purchase the ARNs, you will have no right to accelerate the payment of principal on the ARNs if we fail in the performance of any of our obligations under the ARNs, other than the obligations to pay principal and interest on the ARNs. See “Description of Debt Securities of Wells Fargo Finance LLC—Events of Default and Covenant Breaches” in the accompanying prospectus.

Holders of the ARNs could be at greater risk for being structurally subordinated if either we or the Guarantor conveys, transfers or leases all or substantially all of our or its assets to one or more of the Guarantor’s subsidiaries. Under the indenture, we may convey, transfer or lease all or substantially all of our assets to one or more of the Guarantor’s subsidiaries. Similarly, the Guarantor may convey, transfer or lease all or substantially all of its assets to one or more of its subsidiaries. In either case, third-party creditors of the Guarantor’s subsidiaries would have additional assets from which to recover on their claims while holders of the ARNs would be structurally subordinated to creditors of the Guarantor’s subsidiaries with respect to such assets. See “Description of Debt Securities of Wells Fargo Finance LLC—Consolidation, Merger or Sale” in the accompanying prospectus.

The ARNs will not have the benefit of any cross-default or cross-acceleration with other indebtedness of the Guarantor; events of bankruptcy, insolvency, receivership or liquidation relating to the Guarantor and failure by the Guarantor to perform any of its covenants or warranties (other than a payment default under the guarantee) will not constitute an event of default with respect to the ARNs. The ARNs will not have the benefit of any cross-default or cross-acceleration with other indebtedness of the Guarantor. In addition, events of bankruptcy, insolvency, receivership or liquidation relating to the Guarantor and failure by the Guarantor to perform any of its covenants or warranties (other than a payment default under the guarantee) will not constitute an event of default with respect to the ARNs.

The Redemption Amount will not reflect changes in the value of the Market Measure that occur other than on the calculation day. Changes in the value of the Market Measure during the term of the ARNs other than on the calculation day will not be reflected in the calculation of the Redemption Amount. To calculate the Redemption Amount, the calculation agent will compare only the Ending Value to the Starting Value. No other values of the Market Measure will be taken into account. As a result, even if the value of the Market Measure has increased at certain times during the term of the ARNs, you will receive a Redemption Amount that is less than the principal amount if the Ending Value is less than the Starting Value.

If your ARNs are linked to a Basket, increases in the prices of one or more of the Basket Stocks may be offset by decreases in the prices of one or more of the other Basket Stocks. The Market Measure of your ARNs may be a Basket. In such a case, changes in the prices of one or more of the Basket Stocks may not correlate with changes in the prices of one or more of the other Basket Stocks. The prices of one or more Basket Stocks may increase, while the prices of one or more of the other Basket Stocks may decrease or not increase as much. Therefore, in calculating the value of the Market Measure at any time, increases in the price of one Basket Stock may be moderated or wholly offset by decreases or lesser increases in the prices of one or more of the other Basket Stocks. If the weightings of the applicable Basket Stocks are not equal, adverse changes in the prices of the Basket Stocks which are more heavily weighted could have a greater impact upon the value of the Market Measure and, consequently, the return on your ARNs.

Valuation- and Market-related Risks

The estimated value of the ARNs will be determined by our affiliate’s pricing models, which may differ from those of BofAS or other dealers.

The estimated value of the ARNs will be set forth in the applicable term sheet and will be determined for us by our affiliate, Wells Fargo Securities, LLC (“WFS”), using its proprietary pricing models and related market inputs and assumptions. Based on these pricing models and related market inputs and assumptions, WFS will determine an estimated value for the ARNs by estimating the value of the combination of hypothetical financial instruments that would replicate the payout on the ARNs, which combination will consist of a non-interest bearing, fixed-income bond (the “debt component”) and one or more derivative instruments underlying the economic terms of the ARNs (the “derivative component”).

The estimated value of the debt component will be based on an internal funding rate that reflects, among other things, our and our affiliates’ view of the funding value of the ARNs. This rate will be used for purposes of determining the estimated value of the ARNs since we expect secondary market prices, if any, for the ARNs that are provided by WFS or any of its affiliates to generally reflect such rate. WFS will determine the estimated value of the ARNs based on this internal funding rate, rather than the assumed rate that is used to determine the economic terms of the ARNs, for the same reason.

WFS will calculate the estimated value of the derivative component based on a proprietary derivative-pricing model, which will generate a theoretical price for the derivative instruments that constitute the derivative component based on various inputs including, but not limited to, Market Measure performance; interest rates; volatility of the Market Measure; correlation among Basket Stocks (if applicable); time remaining to maturity; and dividend yields on the Underlying Stocks. These inputs may be market-observable or may be based on assumptions made by WFS in its discretion.

The estimated value of the ARNs will not be an independent third-party valuation and certain inputs to these models may be determined by WFS in its discretion. WFS’s views on these inputs may differ from those of BofAS and other dealers, and WFS’s estimated value of the ARNs may be higher, and perhaps materially higher, than the estimated value of the ARNs that would be determined by BofAS or other dealers in the market. WFS’s models and its inputs and related assumptions may prove to be wrong and therefore not an accurate reflection of the value of the ARNs.

The estimated value of the ARNs on the pricing date, based on WFS’s proprietary pricing models, will be less than the public offering price. The public offering price of the ARNs will include certain costs that are borne by you. Because of these costs, the estimated value of the ARNs on the pricing date will be less than the public offering price. The costs included in the public offering price will relate to selling, structuring, hedging and issuing the ARNs, as well as to our funding considerations for debt of this type. The costs related to selling, structuring, hedging and issuing the ARNs will include the underwriting discount, the projected profit that our hedge counterparty (which may be BofAS or one of its affiliates) will expect to realize for assuming risks inherent in hedging our obligations under the ARNs and hedging and other costs relating to the offering of the ARNs. Our funding considerations will be reflected in the fact that we will determine the economic terms of the ARNs based on an assumed rate that will generally be lower than our internal funding rate, which is described in the preceding risk factor. If the costs relating to selling, structuring, hedging and issuing the ARNs were lower, or if the assumed rate we will use to determine the economic terms of the securities were higher, the economic terms of the ARNs would be more favorable to you and the estimated value would be higher.

The public offering price you pay for the ARNs will exceed the initial estimated value. If you attempt to sell the ARNs prior to maturity, their market value may be lower than the price you paid for them and lower than the initial estimated value. This is due to, among other things, the assumed rate used to determine the economic terms of the ARNs, and the inclusion in the public offering price of the underwriting discount and the estimated cost of hedging our obligations under the ARNs (which includes a hedging related charge as described in the applicable term sheet). These factors, together with customary bid ask spreads, other transaction costs and various credit, market and economic factors over the term of the ARNs, including changes in the value of the Market Measure, are expected to reduce the price at which you may be able to sell the ARNs in any secondary market and will affect the value of the ARNs in complex and unpredictable ways.

The initial estimated value does not represent the price at which we, the Guarantor, BofAS or any of our respective affiliates would be willing to purchase your ARNs in any secondary market (if any exists) at any time. The value of your ARNs at any time after issuance will vary based on many factors that cannot be predicted with accuracy, including the performance of the Market Measure, our creditworthiness and the Guarantor’s creditworthiness and changes in market conditions. BofAS has advised us that any repurchases by BofAS or its affiliates are expected to be made at prices determined by reference to their pricing models and at their discretion, and these prices will include BofAS’s trading commissions and mark-ups. If you sell your ARNs to a dealer other than BofAS in a secondary market transaction, the dealer may impose its own discount or commission.

We cannot assure you that there will be a trading market for your ARNs. If a secondary market exists, we cannot predict how the ARNs will trade, or whether that market will be liquid or illiquid. The development of a trading market for the ARNs will depend on various factors, including the Guarantor’s financial performance and changes in the value of the Market Measure. The number of potential buyers of your ARNs in any secondary market may be limited. There is no assurance that any party will be willing to purchase your ARNs at any price in any secondary market.

We anticipate that one or more of the agents or their affiliates will act as a market-maker for the ARNs, but none of them are required to do so and may cease to do so at any time. Any price at which an agent or its affiliates may bid for, offer, purchase, or sell any ARNs may be higher or lower than the applicable public offering price, and that price may differ from the values determined by pricing models that it may use, whether as a result of dealer discounts, mark-ups, or other transaction costs. These bids, offers, or transactions may adversely affect the prices, if any, at which the ARNs might otherwise trade in the market. In addition, if at any time any entity were to cease acting as a market-maker for any issue of the ARNs, it is likely that there would be significantly less liquidity in that secondary market. In such a case, the price at which those ARNs could be sold would likely be lower than if an active market existed.

Unless otherwise stated in the applicable term sheet, we will not list the ARNs on any securities exchange or quotation system. Even if an application were made to list your ARNs, we cannot assure you that the application will be approved or that your ARNs will be listed and, if listed, that they will remain listed for their entire term. The listing of the ARNs on any securities exchange or quotation system will not necessarily ensure that a trading market will develop, and if a trading market does develop, that there will be liquidity in the trading market.

The ARNs are not designed to be short-term trading instruments, and if you attempt to sell the ARNs prior to maturity, their market value, if any, will be affected by various factors that interrelate in complex ways, and their market value may be less than the principal amount. The ARNs are not designed to be short-term trading instruments. You have no right to have your ARNs redeemed prior to maturity. If you wish to liquidate your investment in the ARNs prior to maturity, your only option would be to sell them in the secondary market (if any). At that time, there may be an illiquid market for your ARNs or no market at all. Even if you were able to sell your ARNs, there are many factors outside of our control that may affect their market value, some of which, but not all, are stated below. These factors may interact with each other in complex and unpredictable ways, and the impact of any one factor may be offset or magnified by the effect of another factor. The following paragraphs describe a specific factor’s expected impact on the market value of the ARNs, assuming all other conditions remain constant.

●Value of the Market Measure. We anticipate that the market value of the ARNs prior to maturity generally will depend to a significant extent on the value of the Market Measure. In general, it is expected that the market value of the ARNs will decrease as the value of the Market Measure decreases; however, as the value of the Market Measure increases, the market value of the ARNs may decrease or may not increase at the same rate. If you sell your ARNs when the value of the Market Measure is less than, or not sufficiently above the applicable Starting Value, then you may receive less than the principal amount of your ARNs.

In addition, because the Redemption Amount will not exceed the applicable Capped Value, we do not expect that the ARNs will trade in any secondary market at a price that is greater than the Capped Value.

●Volatility of the Market Measure. Volatility is the term used to describe the size and frequency of market fluctuations. The volatility of the Market Measure during the term of the ARNs may vary. In addition, an unsettled international environment and related uncertainties may result in greater market volatility, which may continue over the term of the ARNs. Increases or decreases in the volatility of the Market Measure may have an adverse impact on the market value of the ARNs. Even if the value of the Market Measure increases after the applicable pricing date, if you are able to sell your ARNs before their maturity date, you may receive substantially less than the amount that would be payable at maturity based on that value because of the anticipation that the value of the Market Measure will continue to fluctuate until the Ending Value is determined.

●Economic and Other Conditions Generally. The general economic conditions of the capital markets in the United States, as well as geopolitical conditions and other financial, political, public health, regulatory and judicial events, natural disasters, acts of terrorism or war, and related uncertainties that affect stock markets generally, may adversely affect the value of the Market Measure and the market value of the ARNs. If an Underlying Stock is an ADR, the value of your ARNs may also be adversely affected by similar events in the markets of the relevant foreign country.

●Interest Rates. We expect that changes in interest rates will affect the market value of the ARNs. In general, if U.S. interest rates increase, we expect that the market value of the ARNs will decrease. In general, we expect that the longer the amount of time that remains until maturity, the more significant the impact of these changes will be on the value of the ARNs. The level of interest rates also may affect the U.S. economy and any applicable market outside of the U.S., and, in turn, the value of the Market Measure, and, thus, the market value of the ARNs may be adversely affected. If an Underlying Stock is an ADR, the level of interest rates in the relevant foreign country may affect the economy of that foreign country and, in turn, the value of the ADR, and, thus, the market value of the ARNs may be adversely affected.

●Dividend Yields. In general, if the cumulative dividend yield on any Underlying Stock increases, we anticipate that the market value of the ARNs will decrease.

●Our and the Guarantor’s Creditworthiness. Our and the Guarantor’s actual and perceived creditworthiness may affect the value of the ARNs.

●Time to Maturity. There may be a disparity between the market value of the ARNs prior to maturity and their value at maturity. This disparity is often called a time “value,” “premium,” or “discount,” and reflects expectations concerning the value of the Market Measure prior to the maturity date. As the time to maturity decreases, this disparity will likely decrease, such that the market value of the ARNs will approach the expected Redemption Amount to be paid at maturity.

Conflict-related Risks

Trading and hedging activities by the Guarantor, any of our other affiliates and the agents and their affiliates may adversely affect your return on the ARNs and their market value. The Guarantor, any of our other affiliates and the agents and their affiliates may buy or sell shares of an Underlying Stock, futures or options contracts or exchange-traded instruments on an Underlying Stock, or other listed or over-the-counter derivative instruments linked to an Underlying Stock. The Guarantor, any of our other affiliates and the agents and their affiliates may execute such purchases or sales for their own accounts, for business reasons, or in connection with hedging our obligations under the ARNs. These transactions could adversely affect the value of an Underlying Stock in a manner that could be adverse to your investment in the ARNs. On or before the applicable pricing date, any purchases or sales by the Guarantor, any of our other affiliates and the agents and their affiliates, or others on our or their behalf (including those for the purpose of hedging some or all of our anticipated exposure in connection with the ARNs), may affect the value of an Underlying Stock. Consequently, the values of that Underlying Stock may change subsequent to the pricing date of an issue of the ARNs, which may adversely affect the market value of the ARNs.

The Guarantor, any of our other affiliates and the agents and their affiliates also expect to engage in hedging activities that could affect the value of an Underlying Stock on the applicable pricing date. In addition, these hedging activities, including the unwinding of a hedge, may decrease the market value of your ARNs prior to maturity, including on the calculation day, and may reduce the Redemption Amount.

The agents or one or more of their affiliates may purchase or otherwise acquire a long or short position in the ARNs, and may hold or resell the ARNs. For example, the agents may enter into these transactions in connection with any market making activities in which they engage. We cannot assure you that these activities will not adversely affect the value of any Underlying Stock, the market value of your ARNs prior to maturity or the Redemption Amount.

Trading, hedging and other business activities of the Guarantor and any of our other affiliates, and those of the agents or one or more of their affiliates, may create conflicts of interest with you. The Guarantor and any of our other affiliates and the agents and their affiliates may engage in trading activities related to an Underlying Stock that are not for your account or on your behalf. The Guarantor and any of our other affiliates and the agents and their affiliates also may issue or underwrite other financial instruments with returns based upon an Underlying Stock. In addition, in the ordinary course of their business activities, the agents or their affiliates may hold and trade our or our affiliates’ debt and equity securities (or related derivative securities) and financial instruments (including bank loans) for their own account and for the accounts of their customers. Certain of the agents or their affiliates may also have a lending or other financial relationship with us. In order to hedge such exposure, the agents or their affiliates may enter into transactions such as the purchase of credit default swaps or the creation of short positions in our or our affiliates’ securities, including potentially the ARNs. Any such short positions could adversely affect future trading prices of the ARNs. These trading and other business activities may present a conflict of interest between your interest in the ARNs and the interests the Guarantor and any of our other affiliates and the agents and their affiliates may have in their proprietary accounts, in facilitating transactions, including block trades, for their other customers, and in accounts under their management. These trading and other business activities, if they influence the value of an Underlying Stock or secondary trading in your ARNs, could be adverse to your interests as a beneficial owner of the ARNs.

The Guarantor and any of our other affiliates and the agents and their affiliates expect to enter into arrangements or adjust or close out existing transactions to hedge our obligations under the ARNs. The Guarantor and any of our other affiliates and the agents and their affiliates also may enter into hedging transactions relating to other securities or instruments that we or they issue, some of which may have returns calculated in a manner related to that of a particular issue of the ARNs. We may enter into such hedging arrangements with the Guarantor and one or more of our other affiliates, or with one or more of the agents or their affiliates. Such a party may enter into additional hedging transactions with other parties relating to the ARNs and the Market Measure. This hedging activity is expected to result in a profit to those engaging in the hedging activity, which could be more or less than initially expected, but could also result in a loss. The Guarantor and any of our other affiliates and the agents and their affiliates will price these hedging transactions with the intent to realize a profit, regardless of whether the value of the ARNs increases or decreases or whether the Redemption Amount on the ARNs is more or less than the principal amount of the ARNs. Any profit in connection with such hedging activities will be in addition to any other compensation that the Guarantor and any of our other affiliates and the agents and their affiliates receive for the sale of the ARNs, which creates an additional incentive to sell the ARNs to you.

There may be potential conflicts of interest involving the calculation agent, which may be us or an affiliate of ours. We may appoint and remove the calculation agent. We or one of our affiliates may be the calculation agent or act as joint calculation agent for the ARNs and, as such, will determine the Starting Value, the Price Multiplier, the Ending Value and the Redemption Amount. Under some circumstances, these duties could result in a conflict of interest between our status as issuer and our or our affiliate’s responsibilities as calculation agent. These conflicts could occur, for instance, in connection with the calculation agent’s determination as to whether a Market Disruption Event has occurred, or in connection with judgments that the calculation agent would be required to make if certain corporate events occur with respect to any Underlying Stock. See the sections entitled “Description of the ARNs—Market Disruption Events” and “—Anti-Dilution Adjustments.” The calculation agent will be required to carry out its duties in good faith and using its reasonable judgment. However, because we or one of our affiliates may serve as the calculation agent, potential conflicts of interest could arise. In addition, we may appoint BofAS or one of its affiliates to act as the calculation agent or as joint calculation agent for the ARNs. As the calculation agent or joint calculation agent, BofAS or one of its affiliates will have discretion in making various determinations that affect your ARNs. The exercise of this discretion by the calculation agent could adversely affect the value of your ARNs and may present the calculation agent with a conflict of interest of the kind described under “—Trading and hedging activities by the Guarantor, any of our other affiliates and the agents and their affiliates may adversely affect your return on the ARNs and their market value” and “—Trading, hedging and other business activities of the Guarantor and any of our other affiliates, and those of the agents or one or more of their affiliates, may create conflicts of interest with you” above.

Underlying Stock-related Risks

You must rely on your own evaluation of the merits of an investment linked to any applicable Underlying Stock. In the ordinary course of business, the Guarantor, the agents and their respective affiliates may have expressed views on expected movements in an Underlying Stock, and may do so in the future. These views or reports may be communicated to clients of these entities. However, these views are subject to change from time to time. Moreover, other professionals who deal in markets relating to an Underlying Stock may at any time have significantly different views from the views of the Guarantor, the agents or their respective affiliates. For these reasons, you are encouraged to derive information concerning an Underlying Stock from multiple sources, and you should not rely on the views expressed by the Guarantor, the agents or their respective affiliates.

As a holder of the ARNs, you will have no rights that a holder of any Underlying Stock may have, and you will not be entitled to receive shares of any Underlying Stock or dividends or other distributions by any Underlying Company. The ARNs are our debt securities. They are not equity instruments, shares of stock, or securities of any other issuer, other than the related guarantees, which are the securities of the Guarantor. Investing in the ARNs will not make you a holder of any Underlying Stock. You will not have any voting rights, any rights to receive dividends or other distributions, or any other rights with respect to any Underlying Stock. As a result, the return on your ARNs may not reflect the return you would realize if you actually owned shares of an Underlying Stock and received the dividends paid or other distributions made in connection with them. Your ARNs will be paid in cash and you have no right to receive shares of any Underlying Stock.

If shares of an Underlying Company are also listed on a foreign exchange, your return may be affected by factors affecting international securities markets. The value of securities traded outside of the U.S. may be adversely affected by a variety of factors relating to the relevant securities markets. Factors which could affect those markets, and therefore the return on your ARNs, include:

●Market Liquidity and Volatility. The relevant foreign securities markets may be less liquid and/or more volatile than U.S. or other securities markets and may be affected by market developments in different ways than U.S. or other securities markets.

●Political, Economic, and Other Factors. The prices and performance of securities of companies in foreign countries may be affected by political, economic, financial, public health, natural disasters, acts of terrorism or war and social factors in those regions. Direct or indirect government intervention to stabilize a particular securities market and cross-shareholdings in companies in the relevant foreign markets may affect prices and the volume of trading in those markets. In addition, recent or future changes in government, economic, and fiscal policies in the relevant jurisdictions, the possible imposition of, or changes in, currency exchange laws, or other laws or restrictions, and possible fluctuations in the rate of exchange between currencies, are factors that could adversely affect the relevant securities markets. The relevant foreign economies may differ from the U.S. economy in economic factors such as growth of gross national product, rate of inflation, capital reinvestment, resources, and self-sufficiency.

In particular, many emerging nations are undergoing rapid change, involving the restructuring of economic, political, financial and legal systems. Regulatory and tax environments may be subject to change without review or appeal, and many emerging markets suffer from underdevelopment of capital markets and tax systems. In addition, in some of these nations, issuers of the relevant securities face the threat of expropriation of their assets, and/or nationalization of their businesses. The economic and financial data about some of these countries may be unreliable. Additionally, the accounting, auditing and financial reporting standards and requirements applicable to companies in foreign countries may differ from those applicable to U.S. reporting companies.

We, the Guarantor and the agents and our respective affiliates do not control any Underlying Company and have not verified any disclosure made by any Underlying Company. The Guarantor or our other affiliates and the agents and their affiliates currently, or in the future, may engage in business with any Underlying Company, and our affiliates and the agents and their affiliates may from time to time own securities of any Underlying Company. However, none of us, the Guarantor, the agents or any of our respective affiliates has the ability to control the actions of any Underlying Company or has undertaken any independent review of, or made any due diligence inquiry with respect to, any Underlying Stock or Underlying Company. Any information in the applicable term sheet regarding an Underlying Stock and an Underlying Company is derived from publicly available information. You should make your own investigation into any Underlying Stock and any Underlying Company.

Historical values of the Market Measure or a Basket Stock should not be taken as an indication of the future performance of the Market Measure or Basket Stock during the term of the ARNs. Accordingly, any historical or hypothetical values of the Market Measure or Basket Stock do not provide an indication of the future performance of the Market Measure or Basket Stock.

Business activities of the Guarantor or any of our other affiliates and those of the agents and their affiliates relating to any Underlying Company or the ARNs may create conflicts of interest with you. The Guarantor or any of our other affiliates and the agents, and our respective affiliates, at the time of any offering of the ARNs or in the future, may engage in business with any Underlying Company, including making loans to, equity investments in, or providing investment banking, asset management, or other services to that company, its affiliates, and its competitors.

In connection with these activities, any of these entities may receive information about those companies that we will not divulge to you or other third parties. Our affiliates and the agents and their affiliates have published, and in the future may publish, research reports on one or more of these companies. The agents may also publish research reports relating to our or our affiliates’ securities, including the ARNs. This research is modified from time to time without notice and may express opinions or provide recommendations that are inconsistent with purchasing or holding your ARNs. Any of these activities may adversely affect the price of any Underlying Stock and, consequently, the market value of your ARNs. None of us, the Guarantor, the agents, or any of our respective affiliates makes any representation to any purchasers of the ARNs regarding any matters whatsoever relating to any Underlying Stock or Underlying Company. Any prospective purchaser of the ARNs should undertake an independent investigation of any Underlying Stock and any Underlying Company that, in its judgment, is appropriate to make an informed decision regarding an investment in the ARNs. The selection of an Underlying Stock does not reflect any investment recommendations from us, the Guarantor, the agents or our respective affiliates.

An Underlying Company will have no obligations relating to the ARNs, and none of us, the Guarantor, the agents, or our respective affiliates will perform any due diligence procedures with respect to any Underlying Company. An Underlying Company will not have any financial or legal obligation with respect to the ARNs or the amounts to be paid to you, including any obligation to take our needs or the needs of holders of the ARNs into consideration for any reason, including when taking any corporate actions that might adversely affect the value of an Underlying Stock or the value of the ARNs. An Underlying Company will not receive any of the proceeds from any offering of the ARNs, and will not be responsible for, or participate in, the offering of the ARNs. No Underlying Company will be responsible for, or participate in, the determination or calculation of the amount payable on the ARNs.

None of us, the Guarantor, the agents, or our respective affiliates will conduct any due diligence inquiry with respect to any Underlying Stock in connection with an offering of the ARNs. None of us, the Guarantor, the agents, or our respective affiliates has made any independent investigation as to the completeness or accuracy of publicly available information regarding any Underlying Stock or any Underlying Company or as to the future performance of any Underlying Stock. Any prospective purchaser of the ARNs should undertake such independent investigation of any Underlying Stock and any Underlying Company as in its judgment is appropriate to make an informed decision with respect to an investment in the ARNs.

The Redemption Amount will not be adjusted for all corporate events that could affect an Underlying Company. The Price Multiplier, the Ending Value, the Redemption Amount and other terms of the ARNs may be adjusted for the specified corporate events affecting an Underlying Stock, as described in the section entitled “Description of the ARNs—Anti-Dilution Adjustments.” However, these adjustments do not cover all corporate events that could affect the market price of an Underlying Stock, such as offerings of common shares for cash or in connection with certain acquisition transactions. The occurrence of any event that does not require the calculation agent to adjust the applicable Price Multiplier or the amount payable on the ARNs may adversely affect the Closing Market Price of an Underlying Stock, the Ending Value and the Redemption Amount, and, as a result, the market value of the ARNs.

Risks Relating to Underlying Stocks that are ADRs

The value of an ADR may not accurately track the value of the common shares of the related Underlying Company. If an Underlying Stock is an ADR, each ADR will represent shares of the relevant Underlying Company. Generally, ADRs are issued under a deposit agreement that sets forth the rights and responsibilities of the depositary, the relevant Underlying Company and the holders of the ADRs. The trading patterns of the ADRs generally will reflect the characteristics and valuations of the underlying common shares; however, the value of the ADRs may not completely track the value of those shares. There are important differences between the rights of holders of ADRs and the rights of holders of the underlying common shares. In addition, trading volume and pricing on the applicable non-U.S. exchange for the underlying common equity securities of ADRs may, but will not necessarily, have similar characteristics as the ADRs. For example, certain factors may increase or decrease the public float of the ADRs and, as a result, the ADRs may have less liquidity or lower market value than the underlying common shares.

Exchange rate movements may adversely impact the value of an Underlying Stock that is an ADR. If an Underlying Stock is an ADR, the market price of that Underlying Stock will generally track the U.S. dollar value of the market price of its underlying common shares. Therefore, if the value of the related foreign currency in which the underlying common shares are traded decreases relative to the U.S. dollar, the market price of that Underlying Stock may decrease while the market price of its underlying common shares remains stable or increases, or does not decrease to the same extent. As a result, changes in, and the volatility of, the exchange rates between the U.S. dollar and the relevant non-U.S. currency could have an adverse impact on the value of that Underlying Stock and consequently, the value of your ARNs and the amount payable on the ARNs.

Adverse trading conditions in the applicable non-U.S. market may negatively affect the value of an Underlying Stock that is an ADR. Holders of an Underlying Company’s ADRs may usually surrender the ADRs in order to receive and trade the underlying common shares. This provision permits investors in the ADRs to take advantage of price differentials between markets. However, this provision may also cause the market prices of the applicable Underlying Stock to more closely correspond with the values of the common shares in the applicable non-U.S. markets. As a result, a market outside of the United States for the underlying common shares that is not liquid may also result in an illiquid market for the ADRs, which may adversely impact the value of such ADRs and, consequently, the value of your ARNs.

Delisting of an Underlying Stock that is an ADR may adversely affect the value of the ARNs. If an Underlying Stock that is an ADR is no longer listed or admitted to trading on a U.S. securities exchange registered under the Exchange Act or included in any other U.S. national market system, or if the ADR facility between the Underlying Company and the ADR depositary is terminated for any reason, such Underlying Stock will be deemed to be the Underlying Company’s common equity securities rather than the ADRs, and the calculation agent will determine the price of such Underlying Stock by reference to those common shares, as described below under “Description of the ARNs—Delisting of ADRs or Termination of ADR Facility.” Replacing the original ADRs with the underlying common shares may adversely affect the value of the ARNs and the Redemption Amount.

Other Risk Factors Relating to an Underlying Stock

The applicable term sheet may set forth additional risk factors as to an Underlying Stock that you should review prior to purchasing the ARNs.

Tax-related Risks

The U.S. federal tax consequences of an investment in the ARNs are unclear. There is no direct legal authority regarding the proper U.S. federal tax treatment of the ARNs, and we do not plan to request a ruling from the Internal Revenue Service (the “IRS”). Consequently, significant aspects of the tax treatment of the ARNs are uncertain, including the possible application of “constructive ownership” rules as discussed below under “United States Federal Tax Considerations—Tax Consequences to U.S. Holders—Possible Application of Section 1260 of the Code,” and the IRS or a court might not agree with the treatment of them described in “United States Federal Tax Considerations.” If the IRS were successful in asserting an alternative treatment for the ARNs, the tax consequences (including, for non-U.S. investors, the withholding tax consequences) of ownership and disposition of the ARNs might be materially and adversely affected.

As described below under “United States Federal Tax Considerations,” the U.S. Treasury Department and the IRS have requested comments on various issues regarding the U.S. federal income tax treatment of “prepaid forward contracts” and similar financial instruments and have indicated that such transactions may be the subject of future regulations or other guidance. In addition, members of Congress have proposed legislative changes to the tax treatment of derivative contracts. Any legislation, Treasury regulations or other guidance promulgated after consideration of these issues could materially and adversely affect the tax consequences of an investment in the ARNs, possibly with retroactive effect.

You should read carefully the section of this product supplement entitled “United States Federal Tax Considerations.” You should also consult your tax adviser regarding the U.S. federal tax consequences of an investment in the ARNs, as well as tax consequences arising under the laws of any state, local or non-U.S. taxing jurisdiction.

Non-U.S. investors may be subject to withholding tax under Section 871(m) in respect of certain ARNs. Section 871(m) of the Internal Revenue Code of 1986, as amended (the “Code”), imposes a withholding tax of up to 30% on “dividend equivalents” paid or deemed paid to non-U.S. investors with respect to certain financial instruments linked to equities that could pay U.S. source dividends for U.S. federal income tax purposes.  This withholding regime generally applies to securities that substantially replicate the economic performance of one or more underlying U.S. equities, as determined based on tests set forth in the applicable regulations.  The Section 871(m) regime requires complex calculations to be made with respect to financial instruments linked to U.S. equities, and its application to a specific issue of ARNs may be uncertain.  Accordingly, even if we determine that certain ARNs are not subject to Section 871(m), the IRS could challenge our determination and assert that withholding is required in respect of those ARNs.  Moreover, the application of Section 871(m) to an ARN may be affected by a non-U.S. investor’s other transactions.  Non-U.S. investors should consult their tax advisers regarding the application of Section 871(m) in their particular circumstances. Neither we nor our agents (including BofAS) will be required to pay any additional amounts in respect of amounts withheld in respect of U.S. federal income taxes.

USE OF PROCEEDS AND HEDGING

We intend to lend the net proceeds from the sales of the ARNs to Wells Fargo & Company and/or its affiliates. We expect that Wells Fargo & Company and/or its affiliates will use the proceeds from these loans for general corporate purposes as more fully described in the accompanying prospectus under “Use of Proceeds” and the prospectus supplement under “Supplemental Use of Proceeds.” In addition, we expect that we or our affiliates may use a portion of the net proceeds to hedge our obligations under the ARNs.

DESCRIPTION OF THE ARNS

General

Each issue of the ARNs will be part of a series of medium-term notes entitled “Medium-Term Notes, Series B” that will be issued under the indenture, as amended and supplemented from time to time. The indenture is described more fully in the prospectus and prospectus supplement. The following description of the ARNs supplements and, to the extent it is inconsistent with, supersedes the description of the general terms and provisions of the notes and debt securities set forth under the headings “Description of Notes” in the prospectus supplement and “Description of Debt Securities of Wells Fargo Finance LLC” in the prospectus. These documents should be read in connection with the applicable term sheet.

The ARNs are senior unsecured debt securities issued by Wells Fargo Finance LLC, a wholly owned finance subsidiary of Wells Fargo & Company. Wells Fargo & Company will fully and unconditionally guarantee all payments of principal and other amounts payable on the ARNs. The ARNs will rank equally with all of our other unsecured senior debt from time to time outstanding. The guarantee of the ARNs will rank pari passu with all other unsecured, unsubordinated obligations of the Guarantor. Any payments due on the ARNs, including any repayment of principal, will be subject to credit risk. If Wells Fargo Finance LLC, as issuer, and Wells Fargo & Company, as guarantor, default on their obligations, you could lose some or all of your investment.

The maturity date of the ARNs and the aggregate principal amount of each issue of the ARNs will be stated in the applicable term sheet. If the scheduled maturity date is not a business day, we will make the required payment on the next business day, and no interest will accrue as a result of such delay.

We will not pay interest on the ARNs. The ARNs do not guarantee the return of principal at maturity. The ARNs will be payable only in U.S. dollars.

Prior to the maturity date, the ARNs are not redeemable by us, except under the limited circumstances as set forth in the section “—Anti-Dilution Adjustments —Reorganization Events” or repayable at the option of any holder. The ARNs are not subject to any sinking fund.

We will issue the ARNs in denominations of whole units. Unless otherwise set forth in the applicable term sheet, each unit will have a principal amount of $10. The CUSIP number for each issue of the ARNs will be set forth in the applicable term sheet. You may transfer the ARNs only in whole units.

Payment at Maturity

At maturity, subject to our credit risk, as issuer of the ARNs, and the credit risk of the Guarantor, as guarantor of the ARNs, you will receive a Redemption Amount, denominated in U.S. dollars. Unless otherwise specified in the applicable term sheet, the “Redemption Amount” will be calculated as follows:

●If the Ending Value is greater than the Starting Value, then the Redemption Amount will equal:

The Redemption Amount will not exceed the “Capped Value” set forth in the applicable term sheet.

●If the Ending Value is less than or equal to the Starting Value, then the Redemption Amount will equal:

The Redemption Amount will not be less than zero.

Your participation in any upside performance of the Market Measure underlying your ARNs will also be impacted by the Participation Rate. The “Participation Rate” will be 300% for the ARNs unless otherwise set forth in the applicable term sheet.

Each applicable term sheet will provide examples of Redemption Amounts based on a range of hypothetical Ending Values.

The applicable term sheet will set forth information as to the applicable Market Measure, including information as to the historical prices of the Underlying Stock or Underlying Stocks. However, historical prices of any Underlying Stock are not indicative of its future performance or the performance of your ARNs.

An investment in the ARNs does not entitle you to any ownership interest in or any other rights with respect to any Underlying Stock, including any voting rights, dividends paid or other distributions made by any Underlying Company.

The Starting Value and the Ending Value

Starting Value

Unless otherwise specified in the applicable term sheet, the “Starting Value” will be the price of the Underlying Stock on the pricing date, determined as set forth in the applicable term sheet.

If the Market Measure consists of a Basket, the Starting Value will be equal to 100. See “―Basket Market Measures.”

Ending Value

Unless otherwise specified in the applicable term sheet, the “Ending Value” will equal the Closing Market Price of the Underlying Stock on the calculation day times its Price Multiplier on that day.

If the Market Measure consists of a Basket, the Ending Value of the Basket will be determined as described in “—Basket Market Measures.”

The “calculation day” means a trading day shortly before the maturity date. The calculation day will be set forth in the applicable term sheet.

A “trading day” means a day on which trading is generally conducted (or was scheduled to have been generally conducted, but for the occurrence of a Market Disruption Event) on the New York Stock Exchange (the “NYSE”), The Nasdaq Stock Market, the Chicago Board Options Exchange, and in the over-the-counter market for equity securities in the

United States, or any successor exchange or market, or in the case of a security traded on one or more non-U.S. securities exchanges or markets, on the principal non-U.S. securities exchange or market for such security.

The “Closing Market Price” for one share of any Underlying Stock (or one unit of any other security for which a Closing Market Price must be determined) on any trading day means any of the following:

●if the Underlying Stock (or such other security) is listed or admitted to trading on a national securities exchange, the last reported sale price, regular way (or, in the case of The Nasdaq Stock Market, the official closing price), of the principal trading session on that day on the principal U.S. securities exchange registered under the Exchange Act on which the Underlying Stock (or such other security) is listed or admitted to trading;

●if the Underlying Stock (or such other security) is not listed or admitted to trading on any national securities exchange but is included in any other U.S. national market system, the last reported sale price, regular way, of the principal trading session on that day on the U.S. national market system that is the primary market for the trading of such Underlying Stock (or such other security);

●if the Underlying Stock (or such other security) is issued by a foreign issuer and its closing price cannot be determined as set forth in the two bullet points above, and the Underlying Stock (or such other security) is listed or admitted to trading on a non-U.S. securities exchange or market, the last reported sale price, regular way, of the principal trading session on that day on the primary non-U.S. securities exchange or market on which the Underlying Stock (or such other security) is listed or admitted to trading (converted to U.S. dollars using such exchange rate as the calculation agent, in its sole discretion, determines to be commercially reasonable); or

●if the Closing Market Price cannot be determined as set forth in the prior bullets, the mean, as determined by the calculation agent, of the bid prices for the Underlying Stock (or such other security) obtained from as many dealers in that security (which may include us, BofAS and/or any of our respective affiliates), but not exceeding three, as will make the bid prices available to the calculation agent. If no such bid price can be obtained, the Closing Market Price will be determined (or, if not determinable, estimated) by the calculation agent in its sole discretion in a commercially reasonable manner.

If, with respect to an Underlying Stock, (i) there is a Market Disruption Event on the scheduled calculation day or (ii) the scheduled calculation day is determined by the calculation agent not to be a trading day by reason of an extraordinary event, occurrence, declaration or otherwise, the calculation day will be the immediately succeeding trading day during which no Market Disruption Event occurs or is continuing; provided that the Closing Market Price of that Underlying Stock will be determined (or, if not determinable, estimated) by the calculation agent in a manner which the calculation agent considers commercially reasonable on a date no later than the second scheduled trading day prior to the maturity date, regardless of the occurrence of a Market Disruption Event or non-trading day on that day.

The initial “Price Multiplier” for an Underlying Stock will be 1, unless otherwise set forth in the applicable term sheet. The Price Multiplier for each Underlying Stock will be subject to adjustment for certain corporate events relating to that Underlying Stock described below under “—Anti-Dilution Adjustments.”

Market Disruption Events

As to any Underlying Stock (or any “successor Underlying Stock”, which is the common equity securities or the ADRs of a Successor Entity (as defined below)), a “Market Disruption Event” means any one or more of the following events, as determined by the calculation agent in its sole discretion:

(A)	the suspension of or material limitation on trading, in each case, for more than two consecutive hours of trading, or during the one-half hour period preceding the close of trading, of the shares of the Underlying Stock (or the successor Underlying Stock) on the primary exchange where such shares trade, as determined by the calculation agent (without taking into account any extended or after-hours trading session); or
(B)	the suspension of or material limitation on trading, in each case, for more than two consecutive hours of trading, or during the one-half hour period preceding the close of trading, on the primary exchange that trades options contracts or futures contracts related to the shares of the Underlying Stock (or the successor Underlying Stock) as determined by the calculation agent (without taking into account any extended or after-hours trading session), in options contracts or futures contracts related to the shares of the Underlying Stock (or the successor Underlying Stock).

For the purpose of determining whether a Market Disruption Event as to any Underlying Stock has occurred:

(1)	a limitation on the hours in a trading day and/or number of days of trading will not constitute a Market Disruption Event if it results from an announced change in the regular business hours of the relevant exchange;
(2)	a decision to permanently discontinue trading in the shares of the Underlying Stock (or the successor Underlying Stock) or the relevant futures or options contracts relating to such shares will not constitute a Market Disruption Event;
(3)	a suspension in trading in a futures or options contract on the shares of the Underlying Stock (or the successor Underlying Stock), by a major securities market by reason of (a) a price change violating limits set by that securities market, (b) an imbalance of orders relating to those contracts, or (c) a disparity in bid and ask quotes relating to those contracts, will each constitute a suspension of or material limitation on trading in futures or options contracts relating to the Underlying Stock (or the successor Underlying Stock);
(4)	subject to paragraph (3) above, a suspension of or material limitation on trading on the relevant exchange will not include any time when that exchange is closed for trading under ordinary circumstances; and
(5)	for the purpose of clause (A) above, any limitations on trading during significant market fluctuations under NYSE Rule 80B, or any applicable rule or regulation enacted or promulgated by the NYSE or any other self-regulatory organization or the SEC of similar scope as determined by the calculation agent, will be considered “material.”

Anti-Dilution Adjustments

As to any Underlying Stock (or successor Underlying Stock), the calculation agent, in its sole discretion, may adjust the Price Multiplier (and as a result, the Ending Value), and any other terms of the ARNs (such as the Starting Value), if an event described below occurs after the pricing date and on or before the calculation day and if the calculation agent determines that such an event has a dilutive or concentrative effect on the theoretical value of the shares of the applicable Underlying Stock (or successor Underlying Stock).

The Price Multiplier for an Underlying Stock resulting from any of the adjustments specified below will be rounded to the eighth decimal place with five one-billionths being rounded upward. No adjustments to the Price Multiplier will be required unless the adjustment would require a change of at least 0.1% in the Price Multiplier then in effect. Any adjustment that would require a change of less than 0.1% in the Price Multiplier which is not applied at the time of the event may be reflected at the time of any subsequent adjustment that would require a change of the Price Multiplier. The required adjustments specified below do not cover all events that could affect an Underlying Stock.

No adjustments to the Price Multiplier for any Underlying Stock or any other terms of the ARNs will be required other than those specified below. However, the calculation agent may, at its sole discretion, make additional adjustments or adjustments that differ from those described herein to the Price Multiplier or any other terms of the ARNs to reflect changes to an Underlying Stock if the calculation agent determines in good faith and a commercially reasonable manner that the adjustment is appropriate to ensure an equitable result.

The calculation agent will be solely responsible for the determination of any adjustments to the Price Multiplier for an Underlying Stock or any other terms of the ARNs and of any related determinations with respect to any distributions of stock, other securities or other property or assets, including cash, in connection with any corporate event described below; its determinations and calculations will be conclusive absent a determination of a manifest error.

No adjustments are required to be made for certain other events, such as offerings of common equity securities by any Underlying Company for cash or in connection with the occurrence of a partial tender or exchange offer for any Underlying Stock by the Underlying Company.

Following certain corporate events relating to an Underlying Stock, where the Underlying Company is not the surviving entity, any payment you receive on the ARNs may be based on the equity securities of a successor to the Underlying Company or any cash or any other assets distributed to holders of the Underlying Stock in such corporate event.

Following an event that results in an adjustment to the Price Multiplier for any Underlying Stock or any of the other terms of the ARNs, the calculation agent may (but is not required to) provide holders of the ARNs with information about that adjustment as it deems appropriate, depending on the nature of the adjustment. Upon written request by any holder of the ARNs, the calculation agent will provide that holder with information about such adjustment.

Anti-Dilution Adjustments to Underlying Stocks that Are Common Equity

The calculation agent, in its sole discretion and as it deems reasonable, may adjust the Price Multiplier for any Underlying Stock (and, as a result, the Ending Value) and other terms of the ARNs as a result of certain events related to an Underlying Stock, which include, but are not limited to, the following:

Stock Splits and Reverse Stock Splits. If an Underlying Stock is subject to a stock split or reverse stock split, then once such split has become effective, the Price Multiplier for that Underlying Stock will be adjusted such that the new Price Multiplier will equal the product of:

●the prior Price Multiplier; and

●the number of shares that a holder of one share of that Underlying Stock before the effective date of the stock split or reverse stock split would have owned immediately following the applicable effective date.

 For example, a two-for-one stock split would ordinarily change a Price Multiplier of one into a Price Multiplier of two. In contrast, a one-for-two reverse stock split would ordinarily change a Price Multiplier of one into a Price Multiplier of one-half.

Stock Dividends. If an Underlying Stock is subject to (i) a stock dividend (i.e., an issuance of additional shares of Underlying Stock) that is given ratably to all holders of the Underlying Stock or (ii) a distribution of additional shares of the Underlying Stock as a result of the triggering of any provision of the organizational documents of the Underlying Company, then, once the dividend or distribution of additional shares has become effective and the Underlying Stock is trading ex-dividend, the Price Multiplier for that Underlying Stock will be adjusted on the ex-dividend date such that the new Price Multiplier will equal the prior Price Multiplier plus the product of:

●the prior Price Multiplier; and

●the number of additional shares issued in the stock dividend with respect to one share of the Underlying Stock;

provided that no adjustment will be made for a stock dividend or distribution for which the number of shares of the Underlying Stock paid or distributed is based on a fixed cash equivalent value, unless such distribution is an Extraordinary Dividend (as defined below).

For example, a stock dividend of one new share for each share held would ordinarily change a Price Multiplier of one into a Price Multiplier of two.

Extraordinary Dividends. There will be no adjustments to the Price Multiplier of an Underlying Stock to reflect any cash dividends or cash distributions paid with respect to that Underlying Stock other than Extraordinary Dividends, as described below, and distributions described under the section entitled “—Reorganization Events” below.

An “Extraordinary Dividend” means, with respect to a cash dividend or other distribution with respect to an Underlying Stock, a dividend or other distribution that the calculation agent determines, in its sole discretion, is not declared or otherwise made according to the relevant Underlying Company’s then existing policy or practice of paying such dividends on a quarterly or other regular basis. If an Extraordinary Dividend occurs, the Price Multiplier for that Underlying Stock will be adjusted on the ex-dividend date so that the new Price Multiplier will equal the product of:

●the prior Price Multiplier; and

●a fraction, the numerator of which is the Closing Market Price per share of the Underlying Stock on the trading day preceding the ex-dividend date and the denominator of which is the amount by which the Closing Market Price per share of the Underlying Stock on that preceding trading day exceeds the Extraordinary Dividend Amount.

The “Extraordinary Dividend Amount” with respect to an Extraordinary Dividend will equal:

●in the case of cash dividends or other distributions that are paid as regular dividends, the amount per share of the applicable Underlying Stock of that Extraordinary Dividend minus the amount per share of the immediately preceding non-Extraordinary Dividend for that share; or

●in the case of cash dividends or other distributions that are not paid as regular dividends, the amount per share of the applicable Underlying Stock of that Extraordinary Dividend.

To the extent an Extraordinary Dividend is not paid in cash, the value of the non-cash component will be determined by the calculation agent, whose determination will be conclusive. A distribution on the applicable Underlying Stock described in the section “—Issuance of Transferable Rights or Warrants” or clause (a), (d) or (e) of the section entitled “—Reorganization Events” below that also constitutes an Extraordinary Dividend will only cause an adjustment under those respective sections.

Issuance of Transferable Rights or Warrants. If an Underlying Company issues transferable rights or warrants to all holders of record of the applicable Underlying Stock to subscribe for or purchase such Underlying Stock, including new or existing rights to purchase such Underlying Stock under a shareholder rights plan or arrangement, then the Price Multiplier will be adjusted on the trading day immediately following the issuance of those transferable rights or warrants so that the new Price Multiplier will equal the prior Price Multiplier plus the product of:

●the prior Price Multiplier; and

●the number of shares of such Underlying Stock that can be purchased with the cash value of those warrants or rights distributed on one share of such Underlying Stock.

The number of shares that can be purchased will be based on the Closing Market Price of the applicable Underlying Stock on the date the new Price Multiplier is determined. The cash value of those warrants or rights, if the warrants or rights are traded on a registered national securities exchange, will equal the closing price of that warrant or right. If the warrants or rights are not traded on a registered national securities exchange, the cash value will be determined by the calculation agent and will equal the average of the bid prices obtained from three dealers at 3:00 p.m., New York time on the date the new Price Multiplier is determined, provided that if only two of those bid prices are available, then the cash value of those warrants or rights will equal the average of those bids and if only one of those bids is available, then the cash value of those warrants or rights will equal that bid.

Reorganization Events

If after the pricing date and on or prior to the calculation day, as to any Underlying Stock:

(a)there occurs any reclassification or change of the Underlying Stock, including, without limitation, as a result of the issuance of tracking stock by the Underlying Company;

(b)the Underlying Company, or any surviving entity or subsequent surviving entity of the Underlying Company (a “Successor Entity”), has been subject to a merger, combination, or consolidation and is not the surviving entity;

(c)any statutory exchange of securities of the Underlying Company or any Successor Entity with another corporation occurs, other than under clause (b) above;

(d)the Underlying Company is liquidated or is subject to a proceeding under any applicable bankruptcy, insolvency, or other similar law;

(e)the Underlying Company issues to all of its shareholders securities of an issuer other than the Underlying Company, including equity securities of an affiliate of the Underlying Company, other than in a transaction described in clauses (b), (c), or (d) above;

(f)a tender or exchange offer or going-private transaction is consummated for all the outstanding shares of the Underlying Company;

(g)there occurs any reclassification or change of the Underlying Stock that results in a transfer or an irrevocable commitment to transfer all such outstanding shares of the Underlying Stock to another entity or person;

(h)the Underlying Company or any Successor Entity is the surviving entity of a merger, combination, or consolidation, that results in the outstanding Underlying Stock (other than Underlying Stock owned or controlled by the other party to such transaction) immediately prior to such event collectively representing less than 50% of the outstanding Underlying Stock immediately following such event; or

(i)the Underlying Company ceases to file the financial and other information with the SEC in accordance with Section 13(a) of the Exchange Act

(an event in clauses (a) through (i), a “Reorganization Event”), then, on or after the date of the occurrence of a Reorganization Event, the calculation agent shall, in its sole discretion, make an adjustment to the Price Multiplier for that Underlying Stock or to the method of determining the Redemption Amount or any other terms of the ARNs as the calculation agent, in its sole discretion, determines appropriate to account for the economic effect on the ARNs of that Reorganization Event (including adjustments to account for changes in volatility, expected dividends, stock loan rate or liquidity relevant to the Underlying Stock or to the ARNs), which may, but need not, be determined by reference to the adjustment(s) made in respect of such Reorganization Event by an options exchange to options on the relevant Underlying Stock traded on that options exchange and determine the effective date of that adjustment. If the calculation agent determines that no adjustment that it could make will produce a commercially reasonable result, then the calculation agent may cause the maturity date of the ARNs to be accelerated to the fifth business day following the date of that determination and the Redemption Amount payable on the ARNs will be calculated as though the date of acceleration were the stated maturity date of the ARNs and as though the calculation day were the fifth trading day prior to the date of acceleration.

If the Underlying Company ceases to file the financial and other information with the SEC in accordance with Section 13(a) of the Exchange Act, as contemplated by clause (i) above, and the calculation agent determines in its sole discretion that sufficiently similar information is not otherwise available to you, then the calculation agent may cause the maturity date of the ARNs to be accelerated to the fifth business day following the date of that determination and the Redemption Amount payable on the ARNs will be calculated as though the date of acceleration were the stated maturity date of the ARNs, and as though the calculation day were the fifth trading day prior to the date of acceleration. If the calculation agent determines that sufficiently similar information is available to you, the Reorganization Event will be deemed to have not occurred.

Alternative Anti-Dilution and Reorganization Adjustments

The calculation agent may elect at its discretion not to make any of the adjustments to the Price Multiplier for any Underlying Stock or to any other terms of the ARNs, including the method of determining the Redemption Amount, described in this section, but may instead make adjustments, in its discretion, to the Price Multiplier for any Underlying Stock or any other terms of the ARNs (such as the Starting Value) that will reflect the adjustments to the extent practicable made by the Options Clearing Corporation on options contracts on an Underlying Stock or any successor common stock. For example, if an Underlying Stock is subject to a two-for-one stock split, and the Options Clearing Corporation adjusts the strike prices of the options contract on that Underlying Stock by dividing the strike price by two, then the calculation agent may also elect to divide the Starting Value by two. In this case, the Price Multiplier will remain one. This adjustment would have the same economic effect on holders of the ARNs as if the Price Multiplier had been adjusted.

Anti-Dilution Adjustments to Underlying Stocks that Are ADRs

For purposes of the anti-dilution adjustments set forth above, if an Underlying Stock is an ADR (an “Underlying ADR”), the calculation agent will consider the effect of any of the relevant events on the Underlying ADR, and adjustments will be made as if the Underlying ADR was the Underlying Stock described above. For example, if the stock represented by the Underlying ADR is subject to a two-for-one stock split, and assuming an initial Price Multiplier of 1, the Price Multiplier for the Underlying ADR would be adjusted so that it equals two. Unless otherwise specified in the applicable term sheet, with respect to the ARNs linked to an Underlying ADR (or an Underlying Stock issued by a non-U.S. Underlying Company), the term “dividend” means the dividends paid to holders of the Underlying ADR (or the Underlying Stock issued by the non-U.S. Underlying Company), and such dividends may reflect the netting of any applicable foreign withholding or similar taxes that may be due on dividends paid to a U.S. person.

The calculation agent may determine not to make an adjustment if:

(A)holders of the Underlying ADR are not eligible to participate in any of the events that would otherwise require anti-dilution adjustments as set forth above if the ARNs had been linked directly to the common shares of the Underlying Company represented by the Underlying ADR; or

(B)to the extent that the calculation agent determines that the Underlying Company or the depositary for the ADRs has adjusted the number of common shares of the Underlying Company represented by each share of the Underlying ADR, so that the market price of the Underlying ADR would not be affected by the corporate event.

If the Underlying Company or the depositary for the ADRs, in the absence of any of the events described above, elects to adjust the number of common shares of the Underlying Company represented by each share of the Underlying ADR, then the calculation agent may make the appropriate anti-dilution adjustments to reflect such change. The depositary for the ADRs may also make adjustments in respect of the ADRs for share distributions, rights distributions, cash distributions and distributions other than shares, rights, and cash. Upon any such adjustment by the depositary, the calculation agent may adjust the Price Multiplier or other terms of the ARNs as the calculation agent determines commercially reasonable to account for that event.

Delisting of ADRs or Termination of ADR Facility

If an Underlying ADR is no longer listed or admitted to trading on a U.S. securities exchange registered under the Exchange Act or included in any other U.S. national market system, or if the ADR facility between the Underlying Company and the ADR depositary is terminated for any reason, then, on and after the date that the Underlying ADR is no longer so listed or admitted to trading or the date of such termination, as applicable (the “termination date”), the applicable Underlying Stock will be deemed to be the Underlying Company’s common equity securities rather than the Underlying ADR. The calculation agent will determine the price of the Underlying Stock by reference to those common shares. Under such circumstances, the calculation agent may modify any terms of the ARNs as it deems necessary, in its sole discretion, to ensure an equitable result. On and after the termination date, for all purposes, the Closing Market Price of the Underlying Company’s common shares on their primary exchange will be converted to U.S. dollars using such exchange rate as the calculation agent, in its sole discretion, determines to be commercially reasonable.

Underlying Stock

Any information regarding any Underlying Stock or any Underlying Company will be derived from publicly available documents. Any Underlying Stock will be registered under the Exchange Act. Information provided to or filed with the SEC by any Underlying Company can be located at the SEC’s facilities or through the SEC’s website, www.sec.gov. None of us, the Guarantor, the agents, or our respective affiliates will have independently verified the accuracy or completeness of any of the information or reports of an Underlying Company.

The selection of an Underlying Stock is not a recommendation to buy or sell that Underlying Stock. None of us, the Guarantor, the agents or any of our respective subsidiaries or affiliates makes any representation to any purchaser of the ARNs as to the performance of any Underlying Stock.

Basket Market Measures

If the Market Measure to which your ARNs are linked is a Basket, the Basket Stocks will be set forth in the applicable term sheet. We will assign each Basket Stock a weighting (the “Initial Component Weight”) so that each Basket Stock represents a percentage of the Starting Value of the Basket on the pricing date. The Basket Stocks may or may not have equal Initial Component Weights, as set forth in the applicable term sheet.

Determination of the Component Ratio for Each Basket Stock

The “Starting Value” of the Basket will be equal to 100. We will set a fixed factor (the “Component Ratio”) for each Basket Stock on the pricing date, based upon the weighting of that Basket Stock. The Component Ratio for each Basket Stock will equal:

●the Initial Component Weight (expressed as a percentage) for that Basket Stock, multiplied by 100; divided by

●the Closing Market Price of that Basket Stock on the pricing date.

Each Component Ratio will be rounded to eight decimal places.

The Component Ratios will be calculated in this way so that the Starting Value of the Basket will equal 100 on the pricing date. The Component Ratios will not be revised subsequent to their determination on the pricing date, except that the calculation agent may in its good faith judgment adjust the Component Ratio of any Basket Stock in the event that Basket Stock is materially changed or modified in a manner that does not, in the opinion of the calculation agent, fairly represent the value of that Basket Stock had those material changes or modifications not been made.

The following table is for illustration purposes only, and does not reflect the actual composition, Initial Component Weights, or Component Ratios, which will be set forth in the applicable term sheet.

Example: The hypothetical Basket Stocks are Stock ABC, Stock XYZ, and Stock RST, with their Initial Component Weights being 50.00%, 25.00% and 25.00%, respectively, on a hypothetical pricing date:

Basket Stock	Initial Component Weight	Hypothetical Closing Market Price(1)	Hypothetical Component Ratio(2)	Initial Basket Value Contribution
Stock ABC………………………….	50.00%	$50.00	1.00000000	50.00
Stock XYZ…………………………………	25.00%	$24.00	1.04166667	25.00
Stock RST…………………………………	25.00%	$10.00	2.50000000	25.00
Starting Value…………………………………………………………………………………………………			100.00

(1)	This column sets forth the hypothetical Closing Market Price of each Basket Stock on the hypothetical pricing date.
(2)

The hypothetical Component Ratio for each Basket Stock equals its Initial Component Weight (expressed as a percentage) multiplied by 100, and then divided by the hypothetical Closing Market Price of that Basket Stock on the hypothetical pricing date, with the result rounded to eight decimal places.

Ending Value of the Basket

The “Ending Value” of the Basket will be the value of the Basket on the calculation day. The calculation agent will calculate the value of the Basket by summing the products of the Closing Market Price of each Basket Stock on the calculation day (multiplied by its Price Multiplier on that day) and the Component Ratio for that Basket Stock. The value of the Basket will vary based on the increase or decrease in the price of each Basket Stock. Any increase in the price of a Basket Stock (assuming no change in the price of the other Basket Stock or Basket Stocks) will result in an increase in the value of the Basket. Conversely, any decrease in the price of a Basket Stock (assuming no change in the price of the other Basket Stock or Basket Stocks) will result in a decrease in the value of the Basket.

Unless otherwise specified in the applicable term sheet, if, for any Basket Stock (an “Affected Basket Stock”), the calculation agent determines that (i) a Market Disruption Event occurs on the scheduled calculation day or (ii) the scheduled calculation day is not a trading day for that Basket Stock by reason of an extraordinary event, occurrence, declaration or otherwise (in either case, a “non-calculation day”), the calculation agent will determine the Closing Market Prices of the Basket Stocks for that non-calculation day, and as a result, the Ending Value, as follows:

●The Closing Market Price of each Basket Stock that is not an Affected Basket Stock will be its Closing Market Price on that non-calculation day.

●The Closing Market Price of each Basket Stock that is an Affected Basket Stock for the applicable non-calculation day will be determined in the same manner as described in the second to last paragraph of subsection “—The Starting Value and the Ending Value—Ending Value,” provided that references to “Underlying Stock” will be deemed to be references to “Basket Stock.”

For purposes of determining whether a Market Disruption Event has occurred as to any Basket Stock, “Market Disruption Event” will have the meaning stated above in
“—Market Disruption Events.”

Role of the Calculation Agent

The calculation agent has the sole discretion to make all determinations regarding the ARNs as described in this product supplement, including determinations regarding the Starting Value, the Ending Value, the Market Measure, the Price Multiplier, the Closing Market Price, the Redemption Amount, any Market Disruption Events, any anti-dilution adjustments, a successor Underlying Stock, business days, trading days and non-calculation days. Absent manifest error, all determinations of the calculation agent will be conclusive for all purposes and final and binding on you, the Guarantor and us, without any liability on the part of the calculation agent.

We or one of our affiliates may act as the calculation agent, or we may appoint BofAS or one of its affiliates as the calculation agent for each issue of the ARNs. Alternatively, we (or one of our affiliates) and BofAS (or one of its affiliates) may act as joint calculation agents for the ARNs. When we refer to a “calculation agent” in this product supplement or in any term sheet, we are referring to the applicable calculation agent or joint calculation agents, as the case may be. However, we may change the calculation agent at any time without notifying you. The identity of the calculation agent will be set forth in the applicable term sheet.

Same-Day Settlement and Payment

The ARNs will be delivered in book-entry form only through The Depository Trust Company against payment by purchasers of the ARNs in immediately available funds. We will pay the Redemption Amount in immediately available funds so long as the ARNs are maintained in book-entry form.

Events of Default and Acceleration

Events of default are defined in the indenture. If such event occurs and is continuing, unless otherwise stated in the applicable term sheet, the amount payable to a holder of the ARNs upon any acceleration permitted under the indenture will be equal to the Redemption Amount described under the caption “—Payment at Maturity,” determined as if the date of acceleration were the calculation day. If a bankruptcy proceeding is commenced in respect of us, your claim may be limited under applicable bankruptcy law. In case of a default in payment of the ARNs, whether at their maturity or upon acceleration, they will not bear a default interest rate. For additional discussion of these matters, please see the discussion in the prospectus under the headings “Description of Debt Securities of Wells Fargo Finance LLC—Modification and Waiver” beginning on page 22 and “—Events of Default and Covenant Breaches” beginning on page 23.

Listing

Unless otherwise specified in the applicable term sheet, the ARNs will not be listed on a securities exchange or quotation system.

SUPPLEMENTAL PLAN OF DISTRIBUTION

BofAS and one or more of its affiliates may act as our agents for any offering of the ARNs. The agents may act on either a principal basis or an agency basis, as set forth in the applicable term sheet. Each agent will be a party to the distribution agreement described in the “Plan of Distribution (Conflicts of Interest)” on page 59 of the accompanying prospectus and “Supplemental Plan of Distribution (Conflicts of Interest)” on page S-47 of the accompanying prospectus supplement.

Each agent will receive an underwriting discount that is a percentage of the aggregate principal amount of the ARNs sold through its efforts, which will be set forth in the applicable term sheet. You must have an account with the applicable agent in order to purchase the ARNs.

None of the agents is acting as your fiduciary or advisor solely as a result of the making of any offering of the ARNs, and you should not rely upon this product supplement, the applicable term sheet, or the accompanying prospectus or prospectus supplement as investment advice or a recommendation to purchase any ARNs. You should make your own investment decision regarding the ARNs after consulting with your legal, tax, and other advisors.

BofAS and its affiliates may use this product supplement, the prospectus supplement, and the prospectus, together with the applicable term sheet, in market-making transactions for any ARNs after their initial sale solely for the purpose of providing investors with the description of the terms of the ARNs that were made available to investors in connection with the initial distribution of the ARNs. Secondary market investors should not, and will not be authorized to rely on these documents for information regarding Wells Fargo Finance LLC or Wells Fargo & Company or for any purpose other than that described in the immediately preceding sentence.

Neither we, the Guarantor, nor any agent is making an offer to sell ARNs in any jurisdiction where the offer or sale is not permitted. This product supplement and the accompanying prospectus supplement and prospectus are not an offer to sell ARNs to anyone, and are not soliciting an offer to buy these ARNs from anyone, in any jurisdiction where the offer or sale is not permitted.

UNITED STATES FEDERAL TAX CONSIDERATIONS

The following is a discussion of the material U.S. federal income and certain estate tax consequences of the ownership and disposition of the ARNs. It applies to you only if you hold your ARNs as capital assets within the meaning of Section 1221 of the Code. This discussion does not address all of the tax consequences that may be relevant to you in light of your particular circumstances or if you are a holder subject to special rules, such as:

●a financial institution;

●a “regulated investment company”;

●a tax-exempt entity, including an “individual retirement account” or “Roth IRA”;

●a dealer or trader subject to a mark-to-market method of tax accounting with respect to the ARNs;

●a person holding the ARNs as part of a “straddle” or conversion transaction or who enters into a “constructive sale” with respect to the ARNs;

●a person subject to special tax accounting rules under Section 451(b) of the Code;

●a U.S. holder (as defined below) whose functional currency is not the U.S. dollar; or

●an entity classified as a partnership (or other pass-through entity) for U.S. federal income tax purposes.

If an entity that is classified as a partnership (or other pass-through entity) for U.S. federal income tax purposes holds the ARNs, the U.S. federal income tax treatment of a partner will generally depend on the status of the partner and the activities of the partnership. If you are a partnership holding the ARNs or a partner in such a partnership, you should consult your tax adviser as to the particular U.S. federal tax consequences of holding and disposing of the ARNs to you.

This discussion assumes that the ARNs will be denominated in U.S. dollars and settled in cash.

We will not attempt to ascertain whether the issuer of any Market Measure (or of any component of a Market Measure) to which the ARNs relate (each, an “underlying issuer”) should be treated as a “U.S. real property holding corporation” (“USRPHC”) within the meaning of Section 897 of the Code or a “passive foreign investment company” (“PFIC”) within the meaning of Section 1297 of the Code. If any underlying issuer were so treated, certain adverse U.S. federal income tax consequences might apply to you, in the case of a USRPHC if you are a non-U.S. holder (as defined below), and in the case of a PFIC if you are a U.S. holder (as defined below), upon a sale, exchange or other disposition of your ARNs. If a U.S. holder owns or is deemed to own an equity interest in a PFIC for any taxable year, the U.S. holder would generally be required to file IRS Form 8621 with its annual U.S. federal income tax return for that year, subject to certain exceptions. Failure to timely file the form may extend the time for tax assessment by the IRS. You should refer to information filed with the SEC or another governmental authority by each underlying issuer and consult your tax adviser regarding the possible consequences to you if any underlying issuer is or becomes a USRPHC or PFIC.

This discussion is based on the Code, administrative pronouncements, judicial decisions and final, temporary and proposed Treasury regulations, all as of the date of this product supplement, changes to any of which subsequent to the date of this product supplement may affect the tax consequences described herein, possibly with retroactive effect.

This discussion does not address the effects of any U.S. federal non-income tax laws (other than certain estate tax laws), any applicable state, local or non-U.S. tax laws, any minimum tax consequences or the potential application of the Medicare tax on net investment income. You should consult your tax adviser about the application of U.S. federal tax laws (including the possibility of alternative treatments of the ARNs) to your particular situation, as well as any tax consequences arising under the laws of any state, local or non-U.S. jurisdiction.

This discussion may be supplemented, modified or superseded by disclosure regarding U.S. federal tax consequences set out in an applicable term sheet, which you should read before making a decision to invest in the specific ARNs offered thereunder.

Tax Treatment of the ARNs

Unless otherwise indicated in the applicable term sheet, under current law, we intend to treat the ARNs as prepaid derivative contracts that are “open transactions” for U.S. federal income tax purposes.

There are no statutory, judicial or administrative authorities that directly address the U.S. federal tax treatment of the ARNs or similar instruments, and the consequences of ownership and disposition of the ARNs are subject to substantial uncertainty. We do not plan to request a ruling from the IRS, and the IRS or a court might not agree with the treatment and consequences described below.

Alternative U.S. federal income tax treatments of the ARNs are possible that, if applied, could materially and adversely affect the timing and character of income, gain or loss with respect to the ARNs. It is possible, for example, that the ARNs could be treated in their entirety as debt instruments issued by us. Under this treatment, “long-term” ARNs (i.e., ARNs that mature, after taking into account the last possible date that the ARNs could be outstanding under their terms, more than one year from the date of their issuance) may be subject to Treasury regulations relating to the taxation of contingent payment debt instruments. In that event, regardless of your tax accounting method, (i) in each year that you held the ARNs you would generally be required to accrue income, subject to certain adjustments, based on our comparable yield for similar non-contingent debt, determined as of the time of issuance of the ARNs, and (ii) any gain on the sale, exchange, redemption or retirement of the ARNs would be treated as ordinary income. You could also be subject to special reporting requirements if any loss on the ARNs exceeded certain thresholds. If ARNs that are not long-term ARNs were treated as debt instruments, all or a portion of the gain you realize on a sale, exchange, redemption or retirement of the ARNs could be treated as ordinary income.

For non-U.S. holders, an alternate treatment of the ARNs could cause payments on the ARNs to be subject to U.S. federal withholding tax as well as different information reporting requirements.

The U.S. Treasury Department and the IRS had previously requested comments on various issues regarding the U.S. federal income tax treatment of “prepaid forward contracts” and similar financial instruments and have indicated that such transactions may be the subject of future regulations or other guidance. In addition, members of Congress have proposed legislative changes to the tax treatment of derivative contracts. Any legislation, Treasury regulations or other guidance promulgated after consideration of these issues could materially and adversely affect the tax consequences of an investment in the ARNs, possibly with retroactive effect.

Moreover, if there is a change to the ARNs that results in the ARNs being treated as reissued for U.S. federal income tax purposes, as discussed below in "Possible Taxable Event," the treatment of the ARNs after such an event could differ from their prior treatment.

Except where stated otherwise, the following discussion generally assumes that the stated treatment of the ARNs as prepaid derivative contracts that are “open transactions” is respected and that no deemed retirement and reissuance of the ARNs has occurred. You should consult your tax adviser regarding the risk that an alternative U.S. federal income tax treatment applies to the ARNs.

Tax Consequences to U.S. Holders

This section applies only to U.S. holders. You are a “U.S. holder” if for U.S. federal income tax purposes you are a beneficial owner of the ARNs that is:

●a citizen or individual resident of the United States;

●a corporation created or organized in or under the laws of the United States, any state thereof or the District of Columbia; or

●an estate or trust the income of which is subject to U.S. federal income taxation regardless of its source.

Tax Treatment Prior to Maturity or Disposition. A U.S. holder should not be required to recognize income over the term of the ARNs prior to maturity, other than pursuant to an earlier taxable disposition of the ARNs.

However, if the payment at maturity becomes fixed (or subject to a fixed minimum amount that is approximately equal to or greater than the first price at which a substantial amount of the ARNs is sold to the public (not including sales to bond houses, brokers or similar persons or organizations acting in the capacity of underwriters, placement agents or wholesalers) (the “issue price”)) prior to maturity, the consequences are not entirely clear. The ARNs might be treated as terminated and reissued for U.S. federal income tax purposes at such time, in which case you might be required to recognize gain (if any) in respect of the ARNs. In addition, the timing and character of income you recognize in respect of the ARNs after that time could also be affected. You should consult your tax adviser regarding the treatment of the ARNs in such an event.

Taxable Disposition of the ARNs. Upon a taxable disposition (including a sale, exchange, early redemption, or retirement) of the ARNs, you should recognize gain or loss equal to the difference between the amount realized and your tax basis in the ARNs. Your tax basis in the ARNs should generally equal the amount you paid to acquire them. Subject to the discussion below under “—Possible Application of Section 1260 of the Code,” this gain or loss should be long-term capital gain or loss if at the time of the taxable disposition you have held the ARNs for more than one year, and short-term capital gain or loss otherwise. Long-term capital gains recognized by non-corporate U.S. holders are generally subject to taxation at reduced rates. The deductibility of capital losses is subject to limitations.

Possible Application of Section 1260 of the Code

If the ARNs are linked to a Market Measure consisting of an interest in one of a specified list of entities, including a regulated investment company, a real estate investment trust, partnership or PFIC, depending upon the specific terms of the ARNs, it is possible that an investment in the ARNs will be treated as a “constructive ownership transaction” within the meaning of Section 1260 of the Code. In that case, all or a portion of any long-term capital gain you would otherwise recognize in respect of the ARNs would be recharacterized as ordinary income to the extent such gain exceeded the “net underlying long-term capital gain.” In the case of ARNs with certain features, such as a payment at maturity based on a leverage factor, the amount of net underlying long-term capital gain may be unclear. Unless otherwise established by clear and convincing evidence, the amount of net underlying long-

term capital gain is treated as zero. Any long-term capital gain recharacterized as ordinary income under Section 1260 would be treated as accruing at a constant rate over the period you held your ARNs, and you would be subject to an interest charge in respect of the deemed tax liability on the income treated as accruing in prior tax years. Unless otherwise indicated in the applicable term sheet, due to the lack of governing authority under Section 1260, we do not expect that our counsel will be able to opine as to whether or how these rules will apply to the ARNs.

Tax Consequences to Non-U.S. Holders

This section applies only to non-U.S. holders. You are a “non-U.S. holder” if for U.S. federal income tax purposes you are a beneficial owner of the ARNs that is:

●an individual who is classified as a nonresident alien;

●a foreign corporation; or

●a foreign trust or estate.

You are not a non-U.S. holder for purposes of this discussion if you are (i) an individual who is present in the United States for 183 days or more in the taxable year of disposition or (ii) a former citizen or resident of the United States. If you are or may become such a person during the period in which you hold your ARNs, you should consult your tax adviser regarding the U.S. federal tax consequences of an investment in the ARNs.

As discussed below under “Possible Taxable Event,” under certain circumstances, the ARNs could be subject to a taxable modification and therefore deemed to be terminated and reissued for U.S. federal income tax purposes. In that event, depending on the facts and the time of the deemed reissuance, the reissued ARNs might be treated in a manner different from their original treatment for U.S. federal income tax purposes. As a result, you might be subject to withholding tax in respect of the reissued ARNs or might be required to provide certification of your status as a non-U.S. person in order to avoid being subject to withholding. You should consult your tax adviser regarding the consequences of a taxable modification of your ARNs.

Sale, Exchange or Retirement of the ARNs. Subject to the possible application of Section 897 of the Code (see “—FIRPTA” below) and the discussions below under “—Dividend Equivalents under Section 871(m) of the Code” and “FATCA,” you generally should not be subject to U.S. federal withholding or income tax in respect of amounts paid to you upon the sale, exchange or retirement of your ARNs, provided that income in respect of the ARNs is not effectively connected with your conduct of a trade or business in the United States.

Dividend Equivalents under Section 871(m) of the Code

Section 871(m) of the Code and the Treasury regulations thereunder (“Section 871(m)”) impose a 30% (or lower treaty rate) withholding tax on “dividend equivalents” paid or deemed paid to non-U.S. holders with respect to certain financial instruments linked to equities that could pay U.S.-source dividends for U.S. federal income tax purposes (“underlying securities”), as defined under the applicable Treasury regulations, or indices that include underlying securities. Section 871(m) generally applies to “specified equity-linked instruments” (“specified ELIs”), which are financial instruments that substantially replicate the economic performance of one or more underlying securities, as determined based on tests set forth in the applicable Treasury regulations and discussed further below. Section 871(m) provides certain exceptions to this withholding regime.

Although the Section 871(m) regime became effective in 2017, Treasury regulations, as modified by an IRS notice, phase in the application of Section 871(m) as follows:

●For financial instruments issued prior to 2029, Section 871(m) will generally apply only to financial instruments that have a “delta” of one.

●For financial instruments issued in 2029 and thereafter, Section 871(m) will apply if either (i) the “delta” of the relevant financial instrument is at least 0.80, if it is a “simple” contract, or (ii) the financial instrument meets a “substantial equivalence” test, if it is a “complex” contract.

Delta is generally defined as the ratio of the change in the fair market value of a financial instrument to a small change in the fair market value of the number of shares of the underlying security. The “substantial equivalence” test measures whether a complex contract tracks its “initial hedge” (shares of the underlying security that would fully hedge the contract) more closely than would a “benchmark” simple contract with a delta of 0.80.

The calculations are generally made at the “calculation date,” which is the earlier of (i) the time of pricing of an issue of the ARNs, i.e., when all material terms have been agreed on, and (ii) the issuance of the ARNs. However, if the time of pricing is more than 14 calendar days before the issuance of the ARNs, the calculation date is the date of the issuance of such ARNs. In those circumstances, information regarding our final determinations for purposes of Section 871(m) may be available only after the time of pricing of the ARNs. As a result, you should acquire such ARNs only if you are willing to accept the risk that your ARNs are treated as specified ELIs subject to withholding under Section 871(m).

If the terms of the ARNs are subject to a taxable modification (for example, upon an event discussed below under “Possible Taxable Event”), such ARNs generally will be treated as reissued for this purpose at the time of the taxable modification, in which case such ARNs could become specified ELIs at that time.

If the ARNs are specified ELIs, withholding in respect of dividend equivalents will, depending on the issuer or applicable withholding agent’s circumstances, generally be required either (i) on the underlying dividend payment date or (ii) when cash payments are made on the ARNs or upon the date of maturity, lapse or other disposition of the ARNs by you, or possibly upon certain other events. Depending on the circumstances, we or the applicable withholding agent may withhold the required amounts from payments on the ARNs, from proceeds of the retirement or other disposition of the ARNs, or from your other cash or property held by us or the withholding agent. If withholding applies, we or the withholding agent intend to withhold at the applicable statutory rate.

The dividend equivalent amount will include the amount of any actual or, under certain circumstances, estimated dividend. If the dividend equivalent amount is based on the actual dividend, it will be equal to the product of: (i) in the case of a simple contract, the per-share dividend amount, the number of shares of an underlying security and the delta; or (ii) in the case of a complex contract, the per-share dividend amount and the initial hedge. The dividend equivalent amount for specified ELIs issued prior to 2029 that have a delta of one will be calculated in the same manner as (i) above, using a delta of one. The per-share dividend amount will be the actual dividend (including any special dividends) paid with respect to a share of the underlying security. If the dividend equivalent amount is based on an estimated dividend, the applicable term sheet will generally state the estimated amounts.

Depending on the terms of an issue of the ARNs and whether or not they are issued prior to 2029, the applicable term sheet may contain additional information relevant to Section 871(m), such as whether the ARNs are simple contracts; the delta and the number of shares multiplied by delta (for simple contracts); and whether the substantial equivalence test is met and the initial hedge (for complex contracts).

You should consult your tax adviser regarding the potential application of Section 871(m) to particular ARNs and whether you are eligible for a refund of any part of the withholding tax discussed above on the basis of an applicable U.S. income tax treaty, as well as the process for obtaining such a refund (which will generally require the filing of a U.S. federal income tax return). In some circumstances, it may not be possible for you to obtain the documentation necessary to support a refund claim under an applicable treaty. Our determination as to whether Section 871(m) withholding applies to the ARNs is binding on you and withholding agents, but it is not binding on the IRS. The Section 871(m) regulations require complex calculations to be made with respect to ARNs linked to U.S. equities, and their application to a specific issue of ARNs may be uncertain. Accordingly, even if we determine that certain ARNs are not specified ELIs, the IRS could challenge our determination and assert that withholding is required in respect of those ARNs. Moreover, your consequences under Section 871(m) may depend on your particular circumstances. For example, if you enter into other transactions relating to an underlying security, you could be subject to withholding tax or income tax liability under Section 871(m) even if the ARNs are not specified ELIs subject to Section 871(m) as a general matter. Non-U.S. holders should consult their tax advisers regarding the application of Section 871(m) in their particular circumstances.

Neither we nor our agents (including BofAS) will be required to pay any additional amounts with respect to U.S. federal withholding taxes.

FIRPTA

Section 897 of the Code, commonly referred to as “FIRPTA,” applies to certain interests in entities that beneficially own significant amounts of United States real property interests (each, a “USRPI”). As discussed above, we will not attempt to ascertain whether any underlying issuer should be treated as a USRPHC for purposes of Section 897 of the Code (including a non-corporate entity treated for relevant purposes of Section 897 of the Code as a USRPHC). If a relevant issuer were so treated, it is possible that, subject to the exceptions discussed in the following paragraph, the ARNs could be treated as a USRPI, in which case any gain from the disposition of the ARNs would generally be subject to U.S. federal income tax and would be required to be reported by the non-U.S. holder on a U.S. federal income tax return, generally in the same manner as if the non-U.S. holder were a U.S. holder, and would in certain cases be subject to withholding in the amount of 15% of the gross proceeds of such disposition.

An exception to the FIRPTA rules applies in respect of interests in entities that have a regularly traded class of interests outstanding. Under this exception, ARNs that are not “regularly traded” on an established securities market generally should not be subject to the FIRPTA rules unless their fair market value upon acquisition exceeds 5% of the relevant issuer's regularly traded class of interests as specified in the applicable Treasury regulations. In the case of ARNs that are regularly traded, an interest in 5% or less of the outstanding securities of that class or series generally should not be subject to the FIRPTA rules. It may not be clear whether particular ARNs are considered “regularly traded on an established securities market" for purposes of these rules. Certain attribution and aggregation rules apply, and prospective purchasers are urged to consult their tax advisers regarding whether their ownership interest in the ARNs will be subject to an exemption from the FIRPTA rules in light of their circumstances, including any other interest they might have in a relevant issuer.

You should refer to information filed with the SEC or another governmental authority by each underlying issuer and consult your tax adviser regarding the possible consequences to you if any underlying issuer is or becomes a USRPHC (as well as certain presumptions under the applicable rules regarding whether an underlying issuer is treated as a USRPHC and, to the extent relevant, how to establish that an underlying issuer is not a USRPHC).

Effectively Connected Income

If you are engaged in a U.S. trade or business, and if income or gain from the ARNs are effectively connected with the conduct of that trade or business, you generally will be subject to regular U.S. federal income tax with respect to that income or gain in the same manner as if you were a U.S. holder, subject to the provisions of an applicable income tax treaty. In this event, if you are a corporation, you should also consider the potential application of a 30% (or lower treaty rate) branch profits tax.

U.S. Federal Estate Tax

If you are an individual non-U.S. holder or an entity the property of which is potentially includible in such an individual’s gross estate for U.S. federal estate tax purposes (for example, a trust funded by such an individual and with respect to which the individual has retained certain interests or powers), you should note that, absent an applicable treaty exemption, the ARNs may be treated as U.S.-situs property subject to U.S. federal estate tax. If you are such an individual or entity, you should consult your tax adviser regarding the U.S. federal estate tax consequences of investing in the ARNs.

Possible Taxable Event

A change in the methodology by which a Market Measure is calculated, a change to a Market Measure (resulting from, for example, a reorganization event), a change in the timing or amount of payments on the ARNs due to a market disruption event or other similar circumstances resulting in a material change to a Market Measure or to the method by which amounts payable on the ARNs are determined could result in a taxable modification of the affected ARNs. In particular, the modification of a Market Measure as a result of the active management of a basket could result in a taxable modification of affected ARNs.

A taxable modification would generally result in the ARNs being treated as terminated and reissued for U.S. federal income tax purposes. In that event, you might be required to recognize gain or loss (subject to the possible application of the wash sale rules) with respect to the ARNs, and your holding period for your ARNs could be affected. Moreover, depending on the facts at the time of the taxable modification, the reissued ARNs could be characterized for U.S. federal income tax purposes in a manner different from their original treatment, which could have a significant and potentially adverse effect on the timing and character of income you recognize with respect to the ARNs after the taxable modification. In addition, a taxable modification could result in adverse U.S. federal withholding tax consequences, including under Section 871(m), to a non-U.S. holder.

You should consult your tax adviser regarding the consequences of a taxable modification of the ARNs. Except where stated otherwise, the discussion herein assumes that there has not been a taxable modification of the ARNs.

Fungibility of Subsequent Issuances of the ARNs or Repurchased and Resold ARNs

We may, without the consent of the holders of outstanding ARNs, issue additional ARNs with identical terms. Even if they are treated for non-tax purposes as part of the same series as the original ARNs, these additional ARNs may be treated as a separate issue for U.S. federal income tax purposes or otherwise be treated differently from the original ARNs. In addition, we may (or an affiliate of ours may), without the consent of the holders of outstanding ARNs, repurchase and resell a portion of the outstanding ARNs. Such repurchased and resold ARNs may, under certain circumstances, be treated as a separate issue for U.S. federal income tax purposes from the outstanding ARNs that are not repurchased and resold.

Reportable Transactions

A taxpayer that participates in a “reportable transaction” is subject to information reporting requirements under Section 6011 of the Code. Reportable transactions include, among other things, certain transactions identified by the IRS as well as certain losses recognized in an amount that exceeds a specified threshold level.

In October 2015, the U.S. Treasury Department and the IRS released notices designating certain “basket options,” “basket contracts” and substantially similar transactions as reportable transactions. In July 2024, proposed Treasury Regulations were promulgated that include rules substantially similar to the notices but that, if finalized, would instead designate such transactions as listed transactions (as opposed to transactions of interest). Although the notices are no longer in force, the proposed regulations would, if finalized as drafted, apply retroactively. The notices and proposed regulations would apply to specified transactions in which a taxpayer or its “designee” has, and exercises, discretion to change the assets or an algorithm underlying the transaction. While an exercise of the type of discretion that would give rise to such reporting requirements in respect of the ARNs is not expected, if we, a calculation agent or other person were to exercise discretion under the terms of an ARN or a Market Measure (or a component of a Market Measure) and were treated as a holder’s designee for these purposes, unless an exception applied certain holders of the relevant ARNs would be required to report certain information to the IRS, as set forth in the applicable Treasury regulations, or be subject to penalties. We might also be required to report information regarding the transaction to the IRS. However, the notices and proposed regulations provide certain exceptions. You should consult your tax adviser regarding these rules.

Information Reporting and Backup Withholding

Payments on the ARNs as well as the proceeds of a sale, exchange or other disposition (including retirement) of the ARNs may be subject to information reporting and, if you fail to provide certain identifying information (such as an accurate taxpayer identification number if you are a U.S. holder) or meet certain other conditions, may also be subject to backup withholding at the rate specified in the Code. If you are a non-U.S. holder that provides an appropriate IRS Form W-8, you will generally establish an exemption from backup withholding. Amounts withheld under the backup withholding rules are not additional taxes and may be refunded or credited against your U.S. federal income tax liability, provided the relevant information is timely furnished to the IRS.

FATCA

Legislation commonly referred to as “FATCA” generally imposes a withholding tax of 30% on payments to certain non-U.S. entities (including financial intermediaries) with respect to certain financial instruments, unless various U.S. information reporting and due diligence requirements (that are in addition to, and potentially significantly more onerous than, the requirement to deliver an IRS Form W-8) have been satisfied. An intergovernmental agreement between the United States and the non-U.S. entity’s jurisdiction may modify these requirements. Withholding under FATCA applies to payments of U.S.-source “fixed or determinable annual or periodical” income (“FDAP income”) (which includes, among other things, interest from U.S. sources and certain dividend equivalents (as defined above) under Section 871(m)). While existing Treasury regulations would also require withholding on payments of gross proceeds of the disposition (including upon retirement) of financial instruments that provide for payments of U.S.-source interest or dividend (including dividend equivalent) income, the U.S. Treasury Department has indicated in subsequent proposed regulations its intent to eliminate this requirement. The U.S. Treasury Department has stated that taxpayers may rely on these proposed regulations pending their finalization. You should consult your tax adviser regarding the potential application of FATCA to your ARNs, including the availability of certain refunds or credits.

Notwithstanding anything to the contrary herein or in the applicable term sheet, neither we nor our agents (including BofAS) will be required to pay any additional amounts with respect to amounts withheld in respect of U.S. federal income taxes.

THE TAX CONSEQUENCES TO HOLDERS OF OWNING AND DISPOSING OF ARNS ARE UNCLEAR. YOU SHOULD CONSULT YOUR TAX ADVISER REGARDING THE TAX CONSEQUENCES OF OWNING AND DISPOSING OF THE ARNS, INCLUDING THE TAX CONSEQUENCES UNDER STATE, LOCAL, NON-U.S. AND OTHER TAX LAWS AND THE POSSIBLE EFFECTS OF CHANGES IN U.S. FEDERAL OR OTHER TAX LAWS.

BENEFIT PLAN INVESTOR CONSIDERATIONS

Each fiduciary of a pension, profit-sharing or other employee benefit plan to which Title I of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), applies (a “Plan”), should consider the fiduciary standards of ERISA in the context of the Plan’s particular circumstances before authorizing an investment in the ARNs. Accordingly, among other factors, the fiduciary should consider whether the investment would satisfy the prudence and diversification requirements of ERISA and would be consistent with the documents and instruments governing the Plan. When we use the term “holder” in this section, we are referring to a beneficial owner of the ARNs and not the record holder.

Section 406 of ERISA and Section 4975 of the Code prohibit Plans, as well as individual retirement accounts, Keogh plans and other arrangements to which Section 4975 of the Code applies (also “Plans”), from engaging in specified transactions involving “plan assets” with persons who are “parties in interest” under ERISA or “disqualified persons” under the Code (collectively, “Parties in Interest”) with respect to such Plans. A violation of those “prohibited transaction” rules may result in an excise tax or other liabilities under ERISA and/or Section 4975 of the Code for such persons, unless statutory or administrative exemptive relief is available. Therefore, a fiduciary of a Plan should also consider whether an investment in the ARNs might constitute or give rise to a prohibited transaction under ERISA or the Code.

Employee benefit plans that are governmental plans, as defined in Section 3(32) of ERISA, certain church plans, as defined in Section 3(33) of ERISA, and non-U.S. plans, as described in Section 4(b)(4) of ERISA (collectively, “Non-ERISA Arrangements”), are not subject to the requirements of ERISA or Section 4975 of the Code, but may be subject to similar rules under other applicable laws or regulations (“Similar Laws”).

Because of our business, we and our affiliates may each be considered a Party in Interest with respect to many Plans. Special caution should be exercised, therefore, before the ARNs are purchased by a Plan. In particular, the fiduciary of the Plan should consider whether statutory or administrative exemptive relief is available. The U.S. Department of Labor has issued five prohibited transaction class exemptions (“PTCEs”) that may provide exemptive relief for direct or indirect prohibited transactions resulting from the purchase or holding of the ARNs. Those class exemptions are:

●PTCE 96-23, for specified transactions determined by in-house asset managers;

●PTCE 95-60, for specified transactions involving insurance company general accounts;

●PTCE 91-38, for specified transactions involving bank collective investment funds;

●PTCE 90-1, for specified transactions involving insurance company separate accounts; and

●PTCE 84-14, for specified transactions determined by independent qualified professional asset managers.

In addition, Section 408(b)(17) of ERISA and Section 4975(d)(20) of the Code provide an exemption for transactions between a Plan and a person who is a Party in Interest (other than a fiduciary who has or exercises any discretionary authority or control with respect to investment of the plan assets involved in the transaction or renders investment advice with respect thereto) solely by reason of providing services to the Plan (or by reason of a relationship to such a service provider), if in connection with the transaction the Plan receives no less, and pays no more, than “adequate consideration” (within the meaning of Section 408(b)(17) of ERISA).

The foregoing list of exemptions is not exhaustive, and there can be no assurance that any of them will be available with respect to transactions involving the ARNs. Other statutory or administrative class exemptions may be applicable. In addition, a purchaser or holder may obtain an individual administrative exemption.

Any purchaser or holder of the ARNs or any interest in the ARNs will be deemed to have represented by its purchase and holding that either:

●no portion of the assets used by such purchaser or holder to acquire or purchase the ARNs constitutes assets of any Plan or Non-ERISA Arrangement; or

●the purchase, holding and subsequent disposition of the ARNs by such purchaser or holder will not constitute or result in a non-exempt prohibited transaction under Section 406 of ERISA or Section 4975 of the Code or a violation under any Similar Laws.

Due to the complexity of these rules and the penalties that may be imposed upon persons involved in non-exempt prohibited transactions, it is particularly important that fiduciaries or other persons considering purchasing the ARNs on behalf of or with “plan assets” of any Plan consult with their counsel regarding the potential consequences under ERISA, the Code and any applicable Similar Law, of the acquisition of the ARNs and the availability of exemptive relief under PTCE 96-23, 95-60, 91-38, 90-1 or 84-14 or another applicable statutory or administrative exemption.

The ARNs are contractual financial instruments. The financial exposure provided by the ARNs is not a substitute or proxy for, and is not intended as a substitute or proxy for, individualized investment management or advice for the benefit of any purchaser or holder of the ARNs. The ARNs have not been designed and will not be administered in a manner intended to reflect the individualized needs and objectives of any purchaser or holder of the ARNs.

Each purchaser or holder of the ARNs acknowledges and agrees that:

(i) the purchaser or holder or its fiduciary has made and shall make all investment decisions for the purchaser or holder and the purchaser or holder has not relied and shall not rely in any way upon us or our affiliates to act as a fiduciary or advisor of the purchaser or holder with respect to (a) the design and terms of the ARNs, (b) the purchaser or holder’s investment in the ARNs, or (c) the exercise of or failure to exercise any rights we or any of our affiliates, or the purchaser or holder, has under or with respect to the ARNs;

(ii) we and our affiliates have acted and will act solely for our own account in connection with (a) all transactions relating to the ARNs and (b) all hedging transactions in connection with our or our affiliates’ obligations under the ARNs;

(iii) any and all assets and positions relating to hedging transactions by us or our affiliates are assets and positions of those entities and are not assets and positions held for the benefit of the purchaser or holder;

(iv) our and our affiliates’ interests may be adverse to the interests of the purchaser or holder; and

(v) neither we nor any of our affiliates is a fiduciary or advisor of the purchaser or holder in connection with any such assets, positions or transactions, and any information that we or any of our affiliates may provide is not intended to be impartial investment advice.

Purchasers of the ARNs have the exclusive responsibility for ensuring that their purchase, holding and subsequent disposition of the ARNs does not violate the fiduciary or prohibited transaction rules of ERISA, the Code or any Similar Law. Nothing in this product supplement is, or should be construed as, a representation or advice as to whether an investment in the ARNs would be appropriate for, or would meet any or all of the relevant legal requirements with respect to investments by, Plans or Non-ERISA Arrangements generally or any particular Plan or Non-ERISA Arrangement. Neither this discussion nor anything else in this product supplement is or is intended to be investment advice directed at any potential purchaser that is a plan or non-ERISA arrangement, or at such purchasers generally, and such purchasers should consult and rely on their counsel and advisors as to whether an investment in the ARNs is suitable and consistent with ERISA, the Code and any Similar Laws, as applicable.